UNITED STATES
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23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 27, 2019
THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the “Company” or "K&S") will be held on Wednesday, February 27, 2019 at 4:30 p.m. (Hong Kong Time) at W Hong Kong, 1 Austin Road West, Kowloon Station, Kowloon, Hong Kong SAR, PRC, for the following purposes:

1	To elect Dr. Fusen E. Chen and Mr. Gregory F. Milzcik as directors to serve until the 2023 Annual Meeting;

2	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2019;

3
To hold an advisory vote on the overall compensation of the Company’s named executive officers as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure included herein; and

4	To transact such other business as may properly come before the annual meeting.
The board of directors has fixed the close of business on November 30, 2018 as the record date for the determination of holders of common shares entitled to notice of and to vote at the annual meeting.
All shareholders are cordially invited to attend the annual meeting, but whether or not you expect to attend the annual meeting in person, the Company encourages you to vote promptly. You may vote your shares using a toll-free telephone number, over the Internet, or, if you request a paper copy of the proxy card, by signing and dating it and returning it promptly. If you attend the annual meeting, you may (but do not have to) revoke your proxy and vote in person.

By Order of the Board of Directors

SUSAN WATERS
January 18, 2019	Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on February 27, 2019

Our Notice of Annual Meeting, Proxy Statement for the 2019 Annual Meeting and Annual Report to Shareholders are enclosed and are also available at http://investor.kns.com/annuals.cfm.

23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369

PROXY STATEMENT
January 18, 2019

The enclosed proxy is solicited by the board of directors of Kulicke and Soffa Industries, Inc. (the “Company”, "K&S", "we", "our"). The annual meeting of shareholders of the Company will be held on Wednesday, February 27, 2019, at 4:30 p.m. (Hong Kong Time) at W Hong Kong, 1 Austin Road West, Kowloon Station, Kowloon, Hong Kong SAR, PRC. As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we are making our proxy statement and 2018 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K) available electronically via the Internet. On January 18, 2019, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and the Company’s annual report and how to vote online. Shareholders who receive the Notice will not receive a printed copy of the proxy materials in the mail unless they so request. If you would like to receive a printed copy of the Company’s proxy materials, please follow the instructions included in the Notice.
Voting and Revocability of Proxies
Our board of directors has fixed the close of business on November 30, 2018 as the record date for determining the shareholders entitled to vote at the Company’s 2019 annual meeting of shareholders. As of the record date, there were 67,123,716 of the Company’s common shares outstanding. Each common share is entitled to one vote on all matters presented at the meeting. When voting is properly authorized over the Internet or by telephone, or proxies are properly dated, executed and returned, the common shares so represented will be voted at the annual meeting in accordance with the instructions of the shareholder. If no specific instructions are given on a proxy executed by a shareholder of record, the common shares will be voted “FOR” the: (1) election of Dr. Fusen E. Chen and Mr. Gregory F. Milzcik as directors; (2) ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2019; and (3) approval, on a non-binding basis, of the compensation of our named executive officers as described in the Compensation Discussion & Analysis together with the accompanying tabular and narrative disclosure included in this proxy statement. A shareholder may revoke a proxy at any time before its use by (a) delivering a later executed proxy or written notice of revocation to the Secretary of the Company, (b) attending the annual meeting and giving notice of such revocation or (c) granting a subsequent proxy by Internet or telephone. Attendance at the annual meeting does not by itself constitute revocation of a proxy.
The presence of a majority of the common shares entitled to vote at the annual meeting, represented in person or by proxy, constitutes a quorum. If a quorum is present, (1) the two nominees for director receiving the highest number of votes cast at the annual meeting will be elected, and (2) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at the annual meeting will be required to ratify the appointment of PwC Singapore. The advisory vote to approve the compensation of our named executive officers is not binding on the Company, but we will consider the results of this advisory vote in making future decisions on our compensation policies and the compensation of our executives.
Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is considered to be a non-routine matter, a “broker non-vote” occurs.
Under the rules governing brokers, the election of directors and the advisory vote on executive compensation are considered non-routine matters for which brokers do not have discretionary authority to vote shares held by an account holder. The ratification of our auditors is considered a routine matter.
Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter. Consequently, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors, because only the number of votes cast for each nominee is relevant. Additionally, abstentions and broker non-votes have no effect on the outcome of the vote to ratify the Company's independent registered public accounting firm or on the advisory vote on executive compensation because only the number of votes cast for or against are relevant and in any event, these votes are non-binding.

How You Can Vote
Shareholders of record may vote by any of the following methods:

•
Voting by internet.  The website and instructions for internet voting is on the Notice, and voting is available 24 hours a day. Shareholders who wish to exercise cumulative voting rights in the election of directors must vote in person or by mail.

•	Voting by telephone. The toll-free telephone number for voting is on the proxy card, and voting is available 24 hours a day.

•
Voting by mail.  If you choose to receive a printed copy of the proxy materials, you may vote by mail by marking the proxy card enclosed with the proxy statement, dating and signing it, and returning it in the postage-paid envelope provided.

Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

 ITEM 1 — ELECTION OF DIRECTORS
The board of directors has nominated Dr. Fusen E. Chen and Mr. Gregory F. Milzcik for re-election at the annual meeting to serve until the 2023 annual meeting and until their successors have been duly elected and qualified. Shareholders have the right to cumulate votes in the election of directors (i.e. each shareholder may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected and then may cast that number of votes for one candidate or distribute them among some or all candidates). By signing the proxy card, authority is given to the persons named as proxies to cumulate votes in their discretion. Shareholders, however, can withhold discretionary authority to cumulate votes on the proxy card or cumulate votes for any director by indicating so on the proxy card. If either Dr. Chen or Mr. Milzcik is unable to serve as director at the time of the election, the persons named as proxies in the proxy may vote the proxies for any other individual (or individuals, as applicable) as they may choose, unless the board of directors determines that no director should be elected at the annual meeting. The following table provides information concerning Dr. Chen and Mr. Milzcik, as well as the other directors of the Company and the executive officers of the Company. In addition to the information presented below regarding each director’s and director nominee’s specific experience, qualifications, attributes and skills that led the Company to conclude that he or she should serve as a director, we also believe that all of our directors, including Dr. Chen and Mr. Milzcik, have significant leadership experience derived from their professional experience and have a reputation for integrity and honesty and adhere to high ethical standards. The process undertaken by the Company’s Nominating and Governance Committee in recommending qualified director candidates is described below under the heading “Nominating and Governance Committee” on page 41. Unless otherwise specified, the directors have held the positions indicated (including directorships) for at least five years. Each person below has an address of c/o the Company at 23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369.

Name, Age and Occupation	Director Since	Term Expires
Directors Nominated for Re-Election
Fusen E. Chen (59)	2016	2019
Dr. Chen joined K&S as President and Chief Executive Officer effective October 31, 2016. He was also elected to the board of directors effective October 3, 2016. From 2013 until his resignation to join the Company, Dr. Chen served as President and CEO of Mattson Technology, a manufacturer and supplier of semiconductor equipment. From 2009 to 2012, Dr. Chen served as Executive Vice President, Semiconductor System Products at Novellus Systems, a manufacturer of semiconductor equipment used in the fabrication of integrated circuits. From 2005 to 2009, he served as Executive Vice President and Chief Technology Officer at Novellus Systems. From 2004 to 2005, he served as Senior Vice President, Asia Pacific Operations at Novellus Systems. From 1994 to 2004, Dr. Chen held various management positions at Applied Materials, a supplier of equipment and services to enable the manufacturer of semiconductor integrated circuits.

Director Qualifications:
In determining that Dr. Chen should serve as a director of the Company, the board of directors considered Dr. Chen's record of achievement during his 30 year career in the semiconductor industry at all levels of management, culminating with his tenure as President and Chief Executive Officer of the Company.

Gregory F. Milzcik (59)	2013	2019
Mr. Milzcik was elected to the board of directors on October 7, 2013. From 1999 to 2013, Mr. Milzcik was an executive of Barnes Group, Inc. (NYSE: B), an international aerospace and industrial manufacturer and service provider, serving a wide range of end markets and customers. Mr. Milzcik served as President and Chief Executive of Barnes Group from 2006 until his retirement in 2013. During his tenure at Barnes Group he also served as Chief Operating Officer and President of its aerospace and industrial segments. Over the past 37 years, Mr. Milzcik’s career has included executive, operations and technical positions at leading Aerospace and Industrial companies including Lockheed Martin, General Electric, Chromalloy Gas Turbine Corp. and AAR Corp. He currently serves as a Board Leadership Fellow with the National Association of Corporate Directors (NACD). Mr. Milzcik formerly served as a Director of IDEX Corporation from 2008 - 2017.

Director Qualifications:
In determining that Mr. Milzcik is qualified to serve as a director of the Company, the board of directors considered his experience as President and Chief Executive of Barnes Group, as well as in senior leadership roles at other companies. The board of directors also considered Mr. Milzcik’s experience and continuing education in corporate governance in his role as a Board Leadership Fellow with the National Association of Corporate Directors (NACD).

Name, Age and Occupation	Director Since	Term Expires
Continuing Directors
Brian R. Bachman (74)	2003	2020
Mr. Bachman is a private investor. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, Inc., which produces equipment used in the fabrication of semiconductors. Mr. Bachman previously served as Senior Vice President and Group Executive at Eaton Corporation from 1995 to 2000. Mr. Bachman served as Vice President and Business Group General Manager at Philips Semiconductor from October 1991 to 1995. Earlier in his career he held positions at General Electric and FMC. Mr. Bachman formerly served as a director of Trident Microsystems Inc. from 2009 to 2014, Ultra Clean Technologies from 2004 to 2009, and Keithley Instruments, Inc. from 1996 to 2010.

Director Qualifications:
In determining that Mr. Bachman is qualified to serve as a director of the Company, the board of directors considered Mr. Bachman’s executive leadership experience at semiconductor, semiconductor equipment and other high technology businesses, culminating with his role as Chief Executive Officer and Vice Chairman of Axcelis Technologies. The board of directors also considered Mr. Bachman’s more than 20 years of service as a director at publicly-listed small and mid-cap technology companies. Finally, the board of directors also considered Mr. Bachman's experience and continuing education in corporate governance in his role as a Board Leadership Fellow with the National Association of Corporate Directors (NACD).

Peter T. Kong (68)	2014	2022
Mr. Kong served as President, Global Components, of Arrow Electronics, Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and an enterprise computing solutions company, from 2009 until his retirement in 2013. From 2006 to 2009, Mr. Kong served as Corporate Vice President and President of Arrow Asia Pac Ltd. From 1998 to 2006, Mr. Kong served as President, Asia Pacific Operations, of Lear Corporation.

Director Qualifications:
In determining that Mr. Kong is qualified to serve as a director of the Company, the board of directors considered his experience as President, Global Components, of Arrow Electronics, Inc. and as President, Asia Pacific Operations, of Lear Corporation, as well as in senior leadership roles at other companies. Finally, the board of directors also considered Mr. Kong's continuing education in corporate governance and leadership with the NACD Technology Symposium in 2018 and in his role as a Board Leadership Fellow with the National Association of Corporate Directors (NACD).

Chin Hu Lim (60)	2011	2021
Mr. Lim has served as the Managing Partner of Stream Global Pte Ltd., an incubator venture fund, since 2010. Mr. Lim was Chief Executive Officer of BT Frontline Pte Ltd., a subsidiary of British Telecommunications Plc that provides information technology services, from 2008 until his retirement in 2010. He previously served as Chief Executive Officer and as a director of Frontline Technologies Corporation Limited, a Singapore exchange listed company that provided IT services throughout Asia, from 2000 until 2008. Before that time, Mr. Lim was Managing Director of Sun Microsystems (now Oracle) Singapore in the 1990s and held various management positions with Hewlett-Packard South East Asia in the 1980s. He is a director of Singapore Exchange Ltd, Singapore Health Services Pte Ltd., Integrated Health Information Systems Pte Ltd., G-Able (Thailand) Ltd., Citibank Singapore Limited, SP Telecom Pte Ltd., Heliconia Capital Management Pte Ltd., and Singapore Technologies Engineering Ltd. Mr. Lim is a member of the Singapore Infocom Media Development Authority's Data Protection Advisory Committee and a Fellow of Singapore Institute of Directors. Mr. Lim formerly served as a Director of Keppel DC REIT and a member of the SGX LAC Advisory Committee.

Director Qualifications:

In determining that Mr. Lim is qualified to serve as a director of the Company, the board of directors considered Mr. Lim’s experience as Chief Executive Officer of BT Frontline Pte Ltd. and also of Frontline Technologies Corporation, a Singapore publicly listed company, and his 32 years of experience in information technology related businesses in the Asia Pacific region. The board of directors also considered Mr. Lim’s continuing education on corporate governance with the UCLA Director Education Certification Program in 2012, Singapore Institute of Director Annual Director’s Conference in 2013 - 2016, the INSEAD International Directors Program in 2014, and the NACD Technology Symposium in July 2018.

Garrett E. Pierce (74)	2005	2021
Mr. Pierce has served as the Chairman of the Company’s board of directors since September 2014. As of June 2018, Mr. Pierce retired from his position as the Chief Financial Officer of Orbital ATK Inc., a developer and manufacturer of small- and medium-class rockets and space systems for commercial, military and civil government customers. Prior to the merger of Orbital Sciences Corporation ("Orbital") with ATK in February 2015, Mr. Pierce was the Vice Chairman and Chief Financial Officer of Orbital since April 2002 and a member of its board of directors since August 2000. Between August 2000 and April 2002, he was Executive Vice President and Chief Financial Officer of Orbital. From 1996 until August 2000, Mr. Pierce was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a producer of electronic surveillance systems, and in July 1998 was also named its Chief Administrative Officer. Before that, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc. He has also served as Chief Financial Officer, President and Chief Executive Officer of Materials Research Corporation which was acquired by Sony Corporation in 1989. From 1972 to 1980, Mr. Pierce held various management positions with The Signal Companies.

Director Qualifications:
In determining that Mr. Pierce is qualified to serve as a director of the Company, the board of directors considered his approximately 34 years experience as a chief financial officer of publicly-traded, technology-based businesses. Mr. Pierce also has approximately 27 years experience in the semiconductor equipment industry as a chief financial officer, chief executive officer, and board member. The board of directors also considered Mr. Pierce's prior role as the chief financial officer of a publicly-traded technology company and that he is a certified public accountant and a chartered global management accountant. Finally, the board of directors considered his continuing education in audit and financial risk management with the Harvard Business School’s Audit Committees in a New Era of Governance program in 2011 and his continuing education in corporate governance with the PwC Corporate Governance program in 2014, 2015, and 2016.

Mui Sung Yeo (60)	2012	2020
Ms. Yeo was appointed Managing Director of Omeyon Pte Ltd. in March 2016, a management consultancy service company. From 2010 to March 2016, Ms. Yeo served as Chief Campus Officer of MediaCorp Pte Ltd., Singapore’s national broadcaster and leading media company, and as its Chief Risk Officer and Chief Financial Officer from 2007 to 2014. Ms. Yeo previously served as the Executive Chairman of Singapore Media Academy, a learning center for media excellence from 2012 to 2016, as well as the Executive Chairman of MediaCorp Vizpro International, a live entertainment company partnering with international players on musical shows, concerts and exhibitions from 2013 - 2015. Ms. Yeo served as Chief Financial Officer and Group Vice President at United Test & Assembly Center Ltd. from October 1999 to September 2007. Earlier in her career she held positions at F&N Coca Cola, Baxter Healthcare, Archive and Texas Instruments. Ms. Yeo graduated magna cum laude with a Bachelor of Science in Business Administration, majoring in Accounting, from the University of San Francisco.

Director Qualifications:

In determining that Ms. Yeo is qualified to serve as a director of the Company, the board of directors considered her approximately 15 years of experience as a chief financial officer of large, publicly-traded, technology and media businesses. Ms. Yeo also has approximately 20 years of experience in the semiconductor industry. The Board also considered Ms. Yeo’s continuing education in corporate governance with the Stanford Law School Directors’ College in 2014, continuing education for compensation committees with the Harvard Business School in 2015, and corporate governance with the NACD Technology Symposium in 2018.

Executive Officers (other than Dr. Chen)
Chan Pin Chong (50), Senior Vice President, Electronic Assembly, Advanced Packaging-Hybrid, and Wedge Bonder Business Units
Mr. Chong was appointed Vice President, Wedge Bonder in February 2014, and promoted to Senior Vice President in December 2016 in recognition of his growth of the Wedge Bonder business and his expanded responsibilities for the Electronics Assembly and Advanced Packaging - Hybrid business units. Prior to joining the Company, Mr. Chong was the Chief Executive Officer of Everett Charles Technologies, a semiconductor manufacturing company. Prior to Everett Charles Technology, Mr. Chong was the Vice President of Sales and General Country Manager for Singapore at Form Factor from 2007 to 2010, General Manager for Beijing and Shanghai and Senior Technical Director, Singapore and Milpitas at KLA-Tencor from 2005 to 2007 and 1999 to 2005 respectively. Mr. Chong held various technical, management, and engineering roles at Flextronics Singapore and Motorola Inc. Mr. Chong received Bachelor of Science degrees in Computer Science and Electrical and Electronics from the State University of New York, Buffalo, and also holds an MBA degree from Leicester University.
Hoang Huy Hoang (58), Executive Vice President, Aftermarket Products and Services Business Unit and Global Sales and Service
Mr. Hoang joined K&S in April 2017 and was appointed as Senior Vice President, Aftermarket Products and Services Business Unit and Global Sales and Service. Mr. Hoang was promoted to Executive Vice President in November 2018 in recognition of his leadership in achieving substantial business growth and the establishment and growth of the Aftermarket Products and Services business unit. Mr. Hoang has more than 30 years of experience in the semiconductor and capital equipment industries having previously spent his career at companies such as Mattson Technology, Novellus Systems, Applied Materials, STMicroelectronics and Texas Instruments, most recently as EVP of Global Business Operations & Office of the CEO at Mattson Technology from 2013 until joining the Company, and as Head of International HQ and VP of Sales at Novellus Systems from 2005 to 2013. Mr. Hoang has completed Ph.D. course work in Materials Engineering at the University of Michigan, and holds a Master of Science in Electronic Materials Engineering and Bachelor of Science in Chemistry from Wayne State University.
Joyce Lim (56), Senior Vice President, Global Supply Chain, Operations and Quality
Ms. Lim has served as Vice President, Global Supply Chain and Customers Operations since 2014 and was recently promoted to Senior Vice President in November 2018 in recognition of her expanded responsibilities for global operations and quality. Ms. Lim is responsible for leading the supply chain and customer operations functions. She previously served as Vice President, Customer Operations and Planning from 2011 to 2014, and as Customer Service and Planning Director from when she joined the Company in 2010 to 2011. Prior to joining the Company, Ms. Lim spent more than 20 years at Motorola in various leadership positions focusing on end-to-end supply chain functions. Ms. Lim holds a Masters of Business Administration from University of Leicester and graduated with a Diploma in Mechanical Engineering from the Singapore Polytechnic.
Deepak Sood (57), Vice President, Global Engineering
Mr. Sood was appointed Vice President, Global Engineering effective January 2013 and assumed leadership of the Lithography business unit in July 2018. He previously served as Global Director, Software and Vision Systems from 2006 to 2012 and in various other managerial positions of increasing scope, from 1995 to 2006. Prior to joining the Company, Mr. Sood spent one year as a Research Engineer at Lawrence Livermore National Labs. Mr. Sood received a Master of Science degree in Electrical Engineering from Wright State University and a Ph.D. in Electrical, Computer and Systems Engineering from Rensselaer Polytechnic Institute.
Lester Wong (52), Senior Vice President, Chief Financial Officer, and Legal Affairs and General Counsel
Mr. Wong joined the Company in September 2011 as Senior Vice President, Legal Affairs and General Counsel and assumed the role of interim Chief Financial Officer and interim Principal Accounting Officer effective November 28, 2017. As announced previously, Mr. Wong was appointed Chief Financial Officer on December 20, 2018. Prior to joining the Company, Mr. Wong was General Counsel at GigaMedia Limited, a US listed major provider of online entertainment software, from May 2008 to August 2011. He previously served as Senior Legal Counsel at CDC Corporation, a US listed software and media company, from June 2003 to November 2007, and as an executive with Cowen Latitude Asia, the wholly owned subsidiary of Cowen Group, a diversified financial services company, from April 2001 to June 2003. Mr. Wong obtained a Bachelor’s Degree from Western University in

Ontario, Canada and a Juris Doctor (J.D.) from the University of British Columbia in Canada. He was admitted to the Law Society of Upper Canada (Ontario) in 1993, Law Society of British Columbia in 1993 and Law Society of Hong Kong in 1997.
Nelson Wong (58), Senior Vice President, Ball Bonder Business Unit
Mr. Wong has served as Vice President, Ball Bonder Business Unit since 2006 and was promoted to Senior Vice President in October 2017 in recognition of his leadership of the Ball Bonder Business Unit in maintaining market share of existing market segments and execution of strategies to gain market share in other market segments. He previously served as Director of Marketing - Ball Bonder from 2000 to 2006 and Application Manager from 1997 to 2006. Mr. Wong holds a Masters of Business Administration and a degree in Physics from the National University of Singapore.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF
DR. FUSEN E. CHEN AND MR. GREGORY F. MILZCIK AS DIRECTORS

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2019. The ratification of the appointment of the independent registered public accounting firm by the shareholders is not required by law or by the Company’s By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of PwC, the Audit Committee will reconsider its appointment. See Audit and Related Fees on page 47.
Representatives of PwC are expected to be present at the annual meeting to make a statement if they so desire and will be available to respond to any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM 3 - ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires the Company to provide our shareholders with the opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the “Compensation Discussion & Analysis” (beginning on page 11) and the accompanying tabular and narrative disclosures. This vote is intended to assess our overall executive compensation program rather than focus on any specific item of compensation. At the annual meeting of shareholders in 2018, the Company’s shareholders approved the compensation of our named executive officers as disclosed in the proxy statement by approximately 97%. Previously, at the 2017 annual meeting of shareholders, the Company’s shareholders voted on an advisory basis in favor of holding annual advisory votes on the Company’s executive compensation. Following that vote, the board of directors determined that the advisory vote on the Company’s executive compensation should be held annually. Accordingly, the board of directors asks that at the annual meeting of shareholders in 2019 you approve the compensation of our named executive officers for fiscal 2018.
The Management Development and Compensation Committee (the “Committee”) and the board of directors value the opinion of our shareholders and will take into account the outcome of the vote when considering future executive compensation matters. Because this vote is advisory, however, it is not binding on the board of directors and will not directly affect or otherwise limit any existing compensation or award arrangements of any of our named executive officers.
The Company’s balanced compensation culture and focus on pay-for-performance are illustrated by the amounts and types of compensation paid to our executives. We invite you to consider the details provided in the "Compensation Discussion & Analysis" (beginning on page 11), as well as the accompanying tabular and narrative disclosure. We are asking our shareholders to indicate their support for the compensation of our named executive officers by voting “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, in the “Compensation Discussion & Analysis” and the related compensation tables and narrative discussion included in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL
APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Compensation Discussion & Analysis
Introduction
The purpose of the Compensation Discussion & Analysis (“CD&A”) section of our proxy statement is to describe to shareholders how and why compensation decisions are made for our named executive officers. For fiscal 2018, the Company's named executive officers discussed in this CD&A are:

Fusen Chen	President & Chief Executive Officer
Jonathan Chou	Executive Vice President, Chief Financial Officer ("CFO") (through November 27, 2017)
Lester Wong	Senior Vice President, Chief Financial Officer, and Legal Affairs and General Counsel
Chan Pin Chong	Senior Vice President, Electronic Assembly, Advanced Packaging-Hybrid, and Wedge Bonder Business Units
Hoang Huy Hoang	Executive Vice President, Aftermarket Products and Services Business Unit and Global Sales
Irene Lee	Senior Vice President, Global Operations and Chief Quality Officer

Collectively, these individuals are referred to in this proxy statement as our “named executive officers.”
The Company
We are a leading provider of semiconductor packaging and electronic assembly solutions supporting the global automotive, consumer, communications, computing, and industrial segments. We utilize our leadership positions, research and development investments, and acquisitions to continue expanding our served market.
We are incorporated in Pennsylvania and listed on NASDAQ. Over the last two decades, much of our customer base has transitioned to Asia and, as a commercial response, we moved most of our manufacturing operations to Asia as well, including moving our corporate headquarters to Singapore. Today, all of our named executive officers are employed in Singapore, and their compensation is determined and denominated in Singapore dollars, except for the CEO who is paid in U.S. dollars.
The Company is subject to rules and regulations of the U.S. Securities and Exchange Commission, which, among other things, require that the compensation narrative and tabular disclosure included in this proxy statement show amounts in U.S. dollars. Because the compensation of most of our named executive officers is delivered in Singapore dollars, our U.S. dollar reporting of compensation may show year-to-year changes due to foreign currency fluctuations, even when compensation levels as denominated in local currency may not have changed. As an aid to understanding these foreign currency fluctuations, we have provided a narrative discussion, as well as a chart showing Singapore dollar compensation, under the heading “Foreign Currency Considerations”. Neither the Management Development and Compensation Committee of the Company’s board of directors (referred to as the “Committee”) nor the CEO has any control over the currency exchange rate fluctuations between U.S. dollars and Singapore dollars.
Fiscal 2018 Business Highlights
During fiscal 2018 we again delivered impressive results. Our revenue sequentially increased by 9.9% and income from operations increased significantly by 47.4%. These strong results demonstrate the relevance of our product line, execution of our strategy and leverage of our operating model. Throughout the past year we have further strengthened our core positions, expanded our served markets and provided meaningful capital returns to our shareholders.
Global annual semiconductor unit production is estimated to have grown by 9.8% in 2018 over 2017, exceeding the 1 trillion unit milestone during the calendar 2018 year. With over 90,000 of our machines in place globally, K&S has contributed materially to this significant milestone. In addition to our strong sequential revenue growth, in fiscal 2018 we also reached a new record level of gross profit and provided a record level of capital returns to shareholders.

While our core business has and continues to be well positioned to benefit from the ongoing growth and the capital intensity of the semiconductor space, we have increased our R&D investments to better facilitate market share expansion within our existing served markets and also to provide access to new emerging market opportunities.
Over the past 10 years, smartphones have significantly contributed to the growth of semiconductor output, which has benefited several of our business lines. Looking ahead, we believe our core business is increasingly positioned to benefit from the growing base of semiconductor-rich consumer electronics. The pricing of these general consumer electronics has fallen as semiconductor content continues to increase. As we look ahead we are now entering a new phase of growth driven by connected end devices and also the growth of semiconductor content in the automotive space. These two fundamental and significant volume opportunities are served by a number of specific solutions where we have market leading equipment and market share.
We believe we are clearly well positioned to benefit from increased demand associated with the growth of general semiconductor and automotive applications, and are also increasingly focused on exceeding the rate of growth in the underlying applications by expanding the markets we serve. Facilitated through new strategic partnerships and also our more efficient and focused development process, which was re-organized during fiscal year 2017, we have made meaningful progress on three specific market expansion initiatives. Over the past year, we introduced our KatalystTM tool which provides access to the growing high-speed, high-accuracy flip-chip market, a market K&S has not historically participated in. We also introduced our PixaluxTM tool during the past year, providing access to the emerging next-generation micro and mini-LED placement opportunity. Finally, we have entered into the performance-logic space, with a major customer’s acceptance of our APAMA thermo-compression solution supporting this high-volume application. We remain very optimistic on the traction of these initiatives as well as other new development opportunities as we look ahead.
Finally, our financial results through fiscal 2018 were very strong, we delivered revenue of $889.1 million (9.9% year-over-year growth), income from operations of $166.6 million (47.4% growth), and non-GAAP diluted earnings per share of $2.43. We ended the year with a cash, cash equivalents and short-term investments position of $614.1 million, after returning $91.1 million of capital returns in the form of our open market share repurchase program. In June of 2018, we also introduced a meaningful quarterly dividend payment of $0.12 per share. Looking ahead, we are confident in our overriding strategy, market positions and new growth initiatives.
Compensation Program Overview
Pay-for-Performance
Our compensation programs are based on the fundamental principle of pay-for-performance, where we deliver differentiated pay based on performance. As in previous years, we used three metrics in fiscal 2018 to align pay for performance. First, for our cash-based Incentive Compensation Plan (the “ICP”), the Committee measured performance using Net Income ("NI") (with a fiscal year 2108 target of $96.7 million versus the fiscal 2017 target of $55 million) and Operating Margin ("OM") (with a fiscal year 2018 target of 12.8% versus the fiscal 2017 target of 10%), weighted equally. Targets were set at the beginning of the fiscal year after reviewing industry performance data relative to our Annual Operating Plan. When we achieve superior NI and OM results, maximum payouts can be earned. Specifically, achievements of NI of $188.6 million (195% of target) and OM of 25% (195% of target) earn a maximum 200% of target payout.
Relative total shareholder return ("TSR"), which captures growth and shareholder value created over a three-year period, is used for performance-based equity awards ("PSUs"). The Committee believes that relative performance measures will mitigate macroeconomic effects (both positive and negative) on vesting, which are beyond the executives’ control. The Committee has adopted this program for three primary reasons.

•
First, the Committee seeks to align long-term incentive value for its executives with value created for shareholders, and the Committee believes that total shareholder return relative to an index of companies in the same industry as the Company provides a good measurement to provide this alignment.

•
Second, vesting is tied to performance relative to shareholder return achieved by an index of similar investments, rather than performance against an absolute metric established based on internal forecasts.

•
Third, both the Company’s total shareholder return and the total shareholder return of the companies in our comparator groups are transparent to shareholders and Company employees and make clear the Company’s link between pay and shareholder value creation. The comparator group we have used, starting in fiscal 2016, for the performance based equity program is the GICS (45301020) Semiconductor Index ("GICS Index"). The GICS Index consists of companies in the same general industry classification system code as us. For actual performance measurement, those companies in the GICS Index traded on the "Pink Sheets LLC Exchange" are excluded from the computation as those companies have extremely low market capitalizations and their share prices are extremely volatile, which can interfere with, and possibly mask, their actual TSR. The measurement comparator group consists of approximately 90 companies. With a larger base of companies in the same industry, there is generally less volatility relative to the Philadelphia Stock Exchange Semiconductor Index (the "SOX Index"), which was previously used as our industry comparator group for our performance based equity program prior to fiscal 2016, and upon which the vesting of the FY2015 PSU grants is measured.
To better align with market practice and enhance our focus on growth, we introduced an organic revenue growth metric for a portion of PSUs granted for fiscal 2018. This organic revenue growth metric measures annual growth throughout a three-year performance period. Any merger and acquisition activity will be considered organic after four complete quarters in the baseline.
Beginning in fiscal 2018, 75% of PSUs granted will be based on the relative TSR metric, and 25% of PSUs granted will be based on the organic revenue growth metric.
Total Shareholder Return
Shown below is the Company’s most recent three-year relative TSR performance cycle compared to the SOX Index or GICS Index, as applicable, and the associated payout as a percent of target for the performance-based portion of our equity compensation. The GICS Index was the comparator group for performance based equity during this performance cycle. Because we set our targets at market median levels, our payout is aligned with shareholders, and our equity program delivers less than median compensation for below median performance. To illustrate the pay-for-performance linkage, we had 0% payout for the FY2014 through FY2016, and although we improved our performance through fiscal 2017, our three-year TSR through fiscal 2017 remained below the median, resulting in payout at 55% of target. We outperformed 92% of the comparator group in the most recent performance cycle, resulting in an above target payout.

Performance Cycles	K&S Actual 3-Year TSR results	Percentile Ranking of K&S Actual 3-Year TSR results Relative to SOX Index *	Payout as a Percent of Target
FY2014 through FY2016	10%	17%	0%
FY2015 through FY2017	40%	27%	55%
FY2016 through FY2018	155%	92%	183%
* As noted above, the FY2016 through FY2018 Performance Cycle was based on relative performance to the GICS Index.
Performance-Based Cash and Equity Compensation
The Company’s compensation program has three core elements: base salary, annual performance-based cash incentive compensation under the ICP and equity incentives under the Company’s 2017 Equity Plan. Cash incentive compensation is determined by performance against NI and OM targets. As noted above, the vesting of performance-based equity was tied to TSR as compared to the GICS Index beginning in fiscal 2016 and an additional organic revenue growth metric was added beginning in fiscal 2018. In general, a significant portion (75% for the CEO and CFO and 50% for other executives) of the equity compensation awarded to our executives under the 2017 Equity Plan is performance-based.

The percentages above were calculated using base salary, annual cash incentives, grant date fair value of equity awards, discretionary bonuses, and all other compensation as reported in the “Summary Compensation Table.” The NEO percentages excluded Mr. Chou's partial year data.
Say-On-Pay Feedback from Shareholders
Although the say-on-pay voting is non-binding, the Committee and the board of directors value the opinion of our shareholders and carefully consider the outcome of the vote in their subsequent executive compensation decision-making.
At the 2018 annual meeting of shareholders, the say-on-pay result was 97.0% approval, comparable to the 97.7% approval at the 2017 annual meeting. We believe that our efforts to actively address any issues raised by our shareholders, and our continued focus on demonstrating strong linkage between pay and performance of our compensation programs were responsible for the strong support on say-on-pay.
We believe in continued active shareholder engagement, soliciting and responding to feedback about our compensation programs to better understand our shareholders’ concerns and the issues on which they are focused. We will continue to ensure that we engage with shareholders as appropriate in the future.
Goals and Objectives of the Compensation Program
The Committee structures the executive compensation program to reward executives for performance, to build and retain a team of tenured, seasoned executives by maintaining competitive levels of compensation and to invest in our executives, and in the long-term success of the Company and its shareholders. By adhering to these goals, we believe that the application of our compensation program has resulted in executive compensation decisions that are appropriate and that have benefited the Company and its shareholders over time.
The Committee evaluates our compensation programs annually to ensure that they remain aligned with the goals of the Company and our shareholders, that compensation opportunities provided to key executives are competitive with those available to similarly situated executives in our industry and geographic regions, and that compensation opportunities are motivating executives to take appropriate actions to create shareholder value. The Committee seeks to foster a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation conditioned on the achievement of performance targets that the Committee believes drive shareholder value creation. For fiscal 2018, these performance targets included net income, operating margin, relative TSR, and organic revenue growth.
Key Compensation Practices
The following table summarizes the key practices that we followed for fiscal 2018 within our total direct compensation program and also those practices we do not follow:

What We Do	What We Don’t Do
Align target compensation to median levels with our Compensation Peer Group	No employment agreements (except for international transfers, where certain transfer related terms are specified)
Tie realized pay to performance by setting clear financial goals for the Company, business units, and individuals	No stock options and no repricing of underwater options
A majority of the pay of our named executive officers is at risk and performance contingent. Base salaries of the Company’s named executive officers range between 13% - 31% of total targeted direct compensation
No excise tax gross-ups on change in control provisions, as well as no excessive severance payouts
Majority of equity grant for CEO and CFO is performance contingent, based on 3-year TSR relative to the GICS Index and organic revenue growth metric	No, or minimal, perks
Have clawback provisions to mitigate risk	No supplemental executive retirement plans that provide extra benefits to executive officers
Compensation Peer Group reviewed annually based on prior year revenues to ensure appropriate benchmarking of compensation	No compensation programs that encourage risk-taking that is likely to pose a material adverse impact on the Company
Share ownership guidelines (including mandatory holding requirements if necessary) for executive officers and directors	No loans, or purchases of Company securities on margin
Double trigger change-in-control provisions for both cash and equity awards	Executives and directors may not engage in hedging transactions with respect to Company equity, nor pledge or use as collateral Company equity to secure personal loans
Roles of the Committee and Management in Compensation Decisions
The Committee is responsible for establishing our compensation policies, setting base salaries for officers, and reviewing and approving our cash incentive compensation plans and equity compensation plans for all eligible employees. In fiscal 2018, the Committee consisted of four independent members of the board of directors, namely, Committee Chairperson Mui Sung Yeo, Peter T. Kong, Chin Hu Lim, and Gregory F. Milzcik. Mr. Milzcik left the Committee in December of 2017.

The Committee establishes the named executive officers’ compensation and, on an annual basis, reviews the performance of each named executive officer (other than the CEO whose performance is reviewed by the Board of Directors). The Committee reviews and approves all newly hired executive employment arrangements, executive severance arrangements, change of control agreements and inducement grants to new executive officers. The Committee annually reviews our performance metrics under the Incentive Compensation Plan and performance based equity compensation relative to the market to ensure that they are competitive and support the strategic goals of the Company. The Committee also recommends to the full board of directors the amount and form of compensation to be paid to directors for serving on the board of directors and its committees. The Committee meets at least quarterly, and all decisions of the Committee must be approved by a majority of its members.
The Committee consults with the CEO, the Vice President of Global Human Resources, and members of the Company's compensation staff ("Management"), on executive compensation matters. Each year, Management recommends to the Committee base salary levels and target levels for cash incentive payments and equity compensation for each named executive officer (other than the CEO) and other direct reports of the CEO. These recommendations are based upon Management’s assessments of individual performance, the individual’s potential to contribute to the Company’s success in the future, and by reference to benchmarking using the peer group and survey data discussed below. The CEO may also recommend to the Committee promotion and/or retention grants during the year for key employees. Additionally, the CEO and CFO calculate and recommend incentive compensation targets to the Committee annually. These targets provide the basis for cash incentive payments made under the ICP.
The Committee also develops recommendations to the Board of Directors for the compensation opportunity of the CEO, using generally the same factors as it does for the other named executive officers as discussed below.
The Committee uses industry and peer group survey data to help in its allocation between short-term and long-term compensation and between cash and equity compensation. The Committee also has discretion in the granting of cash incentive awards and performance based awards and can accelerate the "vesting" of certain awards to named executive officers. Historically, the Committee has exercised this discretion only in extraordinary circumstance. In fiscal 2018, all awards granted under the 2009 Equity Plan and 2017 Equity Plan vested in accordance with the applicable performance period or vesting schedule or in accordance with the terms of the applicable grant award agreements.
Compensation Consultant
The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. In May of 2017, the Committee engaged FW Cook as its independent advisor after review and assessment of qualifications of consulting firms identified by Management based on technology sector expertise, international experience, and experience with advising compensation committees. Management had no role in the decision of selecting FW Cook as the Committee's advisor. Taking into consideration the applicable factors affecting the independence of such advisors that are required by SEC and NASDAQ rules, the Committee determined that the work of FW Cook and the individual compensation advisors employed by FW Cook who provided services to the Committee have not created any conflict of interest. In fiscal 2018, the Committee worked with FW Cook for peer group analysis, survey data, and counsel on compensation trends and issues. The Committee also regularly consults FW Cook on individual employment and compensation issues. In fiscal 2018, FW Cook received approximately $150,000 for compensation consulting services to the Committee, including travel reimbursements for attendance at Committee meetings in Singapore and the U.S. and third party data charges. The Committee is responsible for approving all of the services provided by FW Cook.
Design of the Compensation Program
Our executive compensation program has two principal components:

•
establishing a targeted total direct compensation (“TDC” - base salary, target bonus and grant date equity value) amount for each named executive officer that is competitive within the Company's industry and the named executive officer's geographic location; and

•	establishing for each individual named executive officer an appropriate mix of base salary and performance-based cash and equity incentive compensation.
Total Direct Compensation
The targeted TDC amount for each named executive officer (other than the CEO) is established by the Committee based on a number of individual factors, including performance, level of responsibility within the Company, experience, potential to contribute to the Company’s future success in the executive’s current role or in an expanded role, and pay levels for similar positions, with the objective that TDC targets are, on average, consistent with median TDC levels as reflected in peer data and industry surveys.

Beginning in fiscal 2018, the Committee adopted an approach proposed by FW Cook to establish market benchmarks for our executives. Step one was to determine the U.S. Market Compensation by benchmarking against the Compensation Peer Group (described below) for primarily our CEO and CFO and survey data from the Radford Global Technology Survey of U.S. companies with annual revenues of $500 million and $1.0 billion for the remainder of the executive team. Step two was to determine the relationship of Asia-Pacific relative to U.S. compensation levels, by establishing an Asia-Pacific peer group (described below) to determine the discount to be applied to the U.S. data. Separate discounts were established for annual cash compensation and long-term incentive compensation in order to account for differences in market levels among each element of compensation. Step three was to compare internal compensation to the adjusted market levels.
The Committee believes this methodology provides a consistent, empirical basis for benchmarking our Singapore based executives and aids its decision making in executive compensation matters.
As benchmarked using the methodology described above, named executive officers' TDC generally fell within +/-15% of the market median. Additionally, no named executive officer had TDC in excess of the 75th percentile.
Peer Group Companies and Comparison Data
Each year, the Committee analyzes whether it is using the most appropriate compensation peer group and market data, based on a number of factors, including the size of the Company in terms of revenues, market capitalization, similarity of industry, and the availability of such data.
Although the Company is Asia-based and is predominantly staffed with executives who have been based in Asia for many years, our peer and survey companies are principally U.S.-based. This is because most non-U.S.-listed companies are not required to disclose the same level of compensation data as is required of U.S. public companies. Therefore, the Committee considers benchmarking against peer companies in the U.S. to be a necessary point of reference, subject to appropriate adjustments to reflect differences between Asia and U.S. executive compensation practices, as described above, in determining whether the total targeted compensation opportunity offered by the Company is competitive in the marketplace for its executives. As a result, the Compensation Peer Group consists primarily of U.S. public companies.
The Committee’s analysis with respect to executive compensation decisions is supplemented by broader U.S. technology industry data. In fiscal 2018 the Committee considered the Radford Global Technology Survey data from technology companies with annual revenues between $500 million and $1.0 billion. The Committee does not select or have any influence over the companies that participated in these surveys and is not aware of the identities of any of the component companies that are included in the surveys. In consultation with FW Cook, the Committee selected the following peer group of 21 technology companies (collectively, the “Compensation Peer Group”) to be used for fiscal 2018 compensation benchmarking:

Advanced Energy Industries, Inc.	MKS Instruments, Inc.
Brooks Automation, Inc.	Monolithic Power Systems
Cabot Microelectronics Corporation	OSI Systems
Cirrus Logic	Photronics
Coherent, Inc.	Power Integrations
Diodes, Inc.	Semtech
Entegris, Inc.	Silicon Laboratories
FormFactor	Ulltra Clean Holdings
II-VI Incorporated	Veeco Instruments Inc.
Integrated Device Technology, Inc.	Xcerra
Microsemi Corporation
The Compensation Peer Group was selected primarily because the companies were U.S.-based technology companies (or non-U.S. companies, where data was available) in the same or similar industries as the Company and were similar to the Company in complexity and size (measured by revenue and market capitalization), and because the Committee concluded that the Compensation Peer Group companies were representative of likely competitors with the Company for executive talent. In addition, the peer group was compared to the peer groups independently established and utilized by certain of our institutional shareholders and their advisors. The Compensation Peer Group resulting from our fiscal 2018 review was altered from the fiscal 2017 review by the removal of three companies that had been acquired: FEI Company, Intersil and Rofin-Sinar Technologies, Inc. In addition, three companies were removed because they were outside of desired revenue and/or market cap ranges: Cohu, IPG Photonics, and Powell Industries. Five companies were added that reflected similar size and complexity features: Cirrus Logic, FormFactor, Monolithic Power Systems, Power Integrations, and Ultra Clean

Holdings. The Company's trailing twelve months revenues were at the 55th percentile of the Compensation Peer Group at the time it was approved.
As described above, we also established an Asia-Pacific peer group to analyze the pay differences between the U.S. and Asia-Pacific. The screening process for the development of the Asia-Pacific peer group was similar to the process for the Compensation Peer Group. Preference was also given to companies listed on the Singapore and Hong Kong exchanges (over those in China, Taiwan, Korea, and Japan) due to greater comparability and pay disclosure practices. Based on the criteria described above, the following list of 20 companies were selected as our Asia-Pacific Peer Group:

ASM Pacific Technology	Ninestar Corporation
ChipMOS Technologies Inc	Pax Global Technology Ltd
Cogobuy Group	Powertech Technology Inc
Digital China Holdings	Semiconductor Manufacturing International Corp
Fudan Microelectronics Group	Tongda Group Holdings Ltd
GCL-Poly Energy Holdings	Truly International Holdings Ltd
HI-P International Limited	Venture Corporation
Hua Hong Semiconductor	Vtech Holdings
Jiangsu Changjiang Electronics Tech Co	Yangtze Optical Fibre and Cable JSC Ltd
Kingboard Chemical Holdings Ltd	Yestar Healthcare Holdings Co Ltd
Elements of Compensation
An executive's targeted TDC in fiscal 2018 was generally comprised of the following elements:

Element	Description	Objective
Base salary	Fixed cash salary reflecting executive's roles and responsibilities.	Provide basic level of compensation and stable source of income; and
Recruit and retain executives.

Cash incentive plan	Rewards business performance; based on Net Income and Operating Margin and funded only if the Company exceeds threshold Net Income and Operating Margin for the year.	Align executive compensation with Company financial performance.

Equity incentive awards	Performance-based awards based on the Company's ranking of total shareholder return relative to the GICS Index over a defined period and organic revenue growth; and	Align management's interests with shareholders' interests;
	time-based awards vesting over a defined period.	Promote long-term strategic and financial goals;
Recruit new executives; and
Retain executives through stock price value and appreciation.
The Committee selected these elements because it believes each is a necessary compensation element to help drive the achievement of the objectives of its executive compensation program: motivating executives to achieve both short-term and long-term goals to create shareholder value while considering prudent risk taking; aligning the executives’ and shareholders’ interests; and attracting and retaining high-performance executives. In setting compensation levels for each named executive officer, the Committee considered each element of compensation, the compensation package as a whole and the executive’s achievements and expected future contributions to our business, in light of available peer group and other data.
Base Salaries
The Committee believes that it must provide a competitive level of base salary in order to attract and retain its executives. In determining base salaries, the Committee considers a number of factors, including the executive’s roles and responsibilities, the performance of the executive’s business segment or functional group, and the executive’s individual performance, experience, employment location, and potential for driving the Company’s success in the future. The

Committee also considers the median base salaries in the Compensation Peer Group and survey data discussed above for comparable positions and experience. The Committee also considers local salary progressions and their relationship to the salary progressions derived from available market data from U.S. public companies. Except for the CEO who is paid in U.S. dollars, each of the named executive officers is paid, and has his or her compensation values managed by the Committee, in Singapore dollars.
Effective January 1, 2018, the Board approved a base salary increase of 3.15% for Dr. Chen, and base salary increases for Mr. Wong, Mr. Chong, Mr. Hoang, and Ms. Lee of 3.5%, 6%, 3.5%, and 2% respectively
Cash Incentive Plan
Overview
The Company’s cash incentive program, the Incentive Compensation Plan ("ICP"), is designed to align executive pay with financial performance. The CEO and all other ICP participants were eligible to receive an annual payment under the ICP based on fiscal 2018 financial results. The targets and funding scales for fiscal 2018 were set based on the Company's achievement against our annual operating plan. The Committee rigorously reviews our annual operating plan and takes into account all relevant factors including market conditions and industry outlook as part of overall target setting.
The Committee believes that the higher the executive’s level of responsibility and influence within the Company, the greater the percentage of the executive’s total target cash compensation that should be performance-based. These target percentages are generally set by the Committee based on its assessment of market median target incentive percentages within the Compensation Peer Group and industry surveys. A reduction of the fiscal 2018 target from that in fiscal 2017 was made for Mr. Chou based on a multi-year trend assessment.
For fiscal 2018, the target annual cash incentive percentages were as follows:

Executive	Target Annual Cash Incentive as a % of Base Salary
Dr. Chen	100%
Mr. Chou	75%
Mr. Wong	55%
Mr. Chong	55%
Mr. Hoang	65%
Ms. Lee	55%
Fiscal 2018 Performance Goals
Under the fiscal 2018 ICP for our named executive officers, the annual incentive pool was established based on actual Net Income ("NI") and Operating Margin ("OM") performance against targets. NI and OM were selected as performance metrics because the Committee believes that these metrics are closely correlated with shareholder value creation.
For fiscal 2018, the funding of the incentive pools based on Company Net Income and Operating Margin performance was based on the following funding scales, which reflect the cyclical nature of our business:
FY2018 - Corporate Net Income Funding Scale*

	NI (in Millions)	ICP Funding %
Maximum	188.6	200%
	165.6	175%
	142.7	150%
	119.7	125%
Target	96.7	100%
	74.1	75%
	51.6	50%
Threshold	29.0	25%

*Net Income results are weighted 50% of overall Corporate Performance Measure. Interpolation is applied between each of the discrete points in the scale.

FY2018 - Corporate Operating Margin Funding Scale*

	OM%	ICP Funding %
Maximum	25.0%	200%
	22.0%	175%
	18.9%	150%
	15.9%	125%
Target	12.8%	100%
	9.8%	75%
	6.8%	50%
Threshold	3.8%	25%

*Operating Margin results are weighted 50% of the overall Corporate Financial Performance Measure. Interpolation is applied between each of the discrete points in the scale.
Net Income and Operating Margin results used in the calculations of the annual incentive payments to named executive officers under the ICP typically exclude the effects of one-time extraordinary items (both positive and negative) as we believe this better reflects the performance of the business for purposes of determining incentive compensation. For fiscal 2018, this resulted in adding back the $104.6M income tax expense arising from the Tax Reform Act from reported GAAP Net Income of $56.7 million. Net Income and Operating Margin used in the calculations of the annual incentive payments to named executive officers under the ICP in U.S. Dollars for fiscal 2018 were as follows:

Net Income (in U.S. Dollars)	$161.3 M
Operating Margin	18.7%
Payout as a % of Target	159.5%

Name
Dr. Chen	$1,044,725
Mr. Chou *	$137,326
Mr. Wong	$285,342
Mr. Chong	$287,273
Mr. Hoang	$341,356
Ms. Lee	$281,195

*Per the guidelines of the ICP, Mr. Chou's fiscal 2018 payout was pro-rated based on his exit date of February 28, 2018 at target.

The amounts paid to Messrs. Chou, Wong, Chong, Hoang and Ms. Lee under the ICP, in Singapore dollars, were based on their Singapore dollar base salaries. The amounts in the above table reflect the U.S. dollar value earned under the ICP Plan, based on the conversion rate in effect at the end of the fiscal year. Dr. Chen's payment was in U.S. dollars.
The amounts paid to Messrs. Chou, Wong, Chong, Hoang and Ms. Lee under the ICP in Singapore dollars, were as follows:

Name
Mr. Chou	SG $	184,223
Mr. Wong	SG $	390,177
Mr. Chong	SG $	392,817
Mr. Hoang	SG $	466,771
Ms. Lee	SG $	384,507

For more information on Dr. Chen’s compensation for fiscal 2018, see the discussion under the heading “Chief Executive Officer Compensation.”

Changes to the ICP for fiscal 2018
To create better alignment with shareholder value creation in fiscal 2018, the threshold performance levels were increased such that threshold payouts at 25% will be made under the Net Income and Operating Margin metrics only if a minimum of 30% of the respective targets are attained. The attainment of 195% of the respective targets will drive a maximum payout of 200% of ICP target. For fiscal 2017, under the Net Income metric a threshold payout of 20% would have been made for 25% attainment of target, and maximum payout of 200% would have been made for 218% attainment of target; under the Operating Margin metric, a threshold payment of 25% would have been made for 10% attainment of target, and maximum payout of 200% would have been made for 180% attainment of target.
Long-Term Equity Incentive Compensation
Overview
The Committee believes that our equity incentive program aligns management’s interests with shareholders’ long-term interests because the value of the awards is tied to stock price appreciation and, in the case of performance-based stock awards, to relative market performance and (beginning in fiscal 2018) to organic revenue growth, which correlates to long-term shareholder value creation. Named executive officers typically receive annual equity incentive grants under the 2017 Equity Plan in the first quarter of the fiscal year.
Equity award types are either time-based restricted stock unit awards (“RSUs”), which have a more predictable value and are efficient for attraction and retention, or performance-based share unit awards (“PSUs”). Neither the RSUs nor the PSUs include any dividend equivalent rights under the 2009 Equity Plan or 2017 Equity Plan. The Committee believes that awards to the CEO and the CFO should be more heavily weighted toward performance-based awards than for other executives. The allocation of performance-based to time-based equity awards generally is as follows:

Position	Performance-based	Time-based
CEO and CFO	75%	25%
Other Executives	50%	50%
In addition, newly hired executive officers may receive sign-on grants. The Committee also retains the discretion to grant special equity incentive awards for incentivizing the accomplishment of a key strategic objective or for retention purposes, in addition to annual awards, which typically are made in October. For example, Mr. Wong received equity awards in connection with his appointment as Interim CFO in November 2017 and as permanent CFO in December 2018.
Statement of Practice
The Company has adopted a Statement of Practices for equity grants, which defines the primary terms and conditions for the administration of equity awards granted to employees and officers under the Company's equity incentive plans. It includes the following:

1.	Eligibility for awards is limited to those full time individuals employed by the Company or its direct or indirect subsidiaries.

2.
Subject to Paragraph 4 below, awards are only made annually. Annual awards (other than with respect to the CEO) are made by the Committee based on recommendations made by the Company’s management which are reviewed by the Committee.

3.
Annual awards are approved and priced at the Committee meeting that takes place in the first quarter of the Company’s fiscal year, generally held in October, although sometimes grants have been made at other times, for instance, to provide the Committee with additional time to review management recommendations.

4.
Inducement grants to newly hired executives and officers require specific pre-approval by the Committee. The Committee has delegated authority to the CEO to approve inducement equity awards for newly hired employees (not officers) that are consistent with market data that has been approved by the Committee. In addition, the CEO may recommend to the Committee promotion and/or retention grants during the year for key employees. The total number of shares authorized for use by the CEO for this purpose during the fiscal year is set at the Committee’s October meeting.

5.
All exercises of previously granted, outstanding stock options are made through the Company’s stock plan services provider. Employees may “exercise and hold,” initiate a cashless exercise, or pay for the exercise by a “swap” of currently owned shares, subject to the terms of the relevant equity award plan. The Company does not provide loans or facilitate loans for the exercise of stock options.

The number of equity awards granted to each participant (other than the CEO) is determined based on the CEO’s evaluation of the executive’s level of responsibility and influence over the Company’s results, performance, potential to contribute to our future success and award values for executives in the peer companies based on our benchmarking exercise, as approved by the Committee. Any award to the CEO is based on the Committee’s evaluation of the same factors and its recommendation to the full board of directors for approval. The extent of existing non-vested equity awards or stock ownership is not generally considered in granting equity awards, except that we sometimes grant an initial round of equity awards to newly recruited executives. Initial equity awards are intended to induce executives to join us, to replace equity compensation that may have been forfeited at the executive’s prior place of employment, and to better align the executives’ interests with the shareholders’ interests from the start of employment.
Fiscal Year 2018 Equity Awards
On October 2 and November 7, 2017, the Committee granted RSUs and PSUs respectively to certain eligible employees and named executive officers for fiscal 2018. The amounts of PSUs and RSUs awarded to the Company's named executive officers were as follows:

	Performance-Based Stock	Time-Based Stock
	(PSUs)	(RSUs)
Dr. Chen	95,541	31,847
Mr. Chou	18,797	6,265
Mr. Wong (1)	11,375	11,375
Mr. Chong (2)	15,963	15,962
Mr. Hoang	8,020	8,019
Ms. Lee (3)	16,846	5,847
(1) Includes 4,191 PSUs and 4,191 RSUs associated with Mr. Wong's appointment as Interim CFO.
(2) Includes 7,609 PSUs and 7,608 RSUs associated with a retention grant Mr. Chong. Please see Grants of Plan-Based Awards During Fiscal 2018 section for additional details.
(3) Includes 10,998 pro-rated PSUs as part of separation package. Please see Grants of Plan-Based Awards During Fiscal 2018 section for additional details.
RSUs granted in fiscal 2018 vest in equal installments on each of the first three anniversaries of the grant date, provided the recipient remains continuously employed through each vesting date.
The vesting of PSUs granted in fiscal 2018 is tied to total shareholder return relative to the companies comprising the GICS Index, measured over a three-year performance period and a new organic revenue growth metric introduced in fiscal 2018. The three-year performance period for the PSUs granted in fiscal 2018 will end in October 2020 and between 0% and 200% of the PSUs will be earned and vest based on the following scales for each of the metrics.
Relative Total Shareholder Return

The payout scale above shows PSU vesting percentages at percentile performance points from the 25th or less percentile to the 99th percentile. Actual vesting of PSUs will be expressed as a full percentage point ranging from 0% to 200% with interpolation between the points in the above graph.

This scale is consistent with the majority of TSR based plans in our industry. It provides below market pay opportunity for below market performance, but we have to outperform the market in order for the executives to earn more than median compensation, continuing to link pay for performance.
We introduced a cap of the payout of the relative TSR PSUs at target when absolute TSR is negative, even if actual performance would suggest a higher payout.
Organic Revenue Growth
As mentioned previously, for fiscal 2018, 25% of PSUs awarded will be subject to an organic revenue growth target of 5% averaged over three fiscal years. Final vesting of performance share awards will be interpolated and expressed as a full percentage from 0% to 200% based on the table below:

Average Revenue Growth over 3-year Performance Cycle	Payout
>= 10%	200%
5%	100%
0%	25%
<0%	0%
To ensure our executives remain focused on outperforming our direct competitors even when going through an industry downturn, if actual performance of 3-year average revenue growth is less than 0% (indicating 0% vesting), but we outperform one or both specific named direct competitors during any of the three performance years, participants will be eligible for 1/12 vesting for each outperformance period, for a maximum of 50% vesting.
Vesting of Performance-Based Equity Awards
For the most recent completed three-year performance period, (October 3, 2015 through September 29, 2018) related to PSUs granted in fiscal 2016, Company performance resulted in a cumulative TSR of 155.4%. This performance ranked 6th out of 61 peer companies (92nd percentile), resulting in a payout equal to 183.3% of target.
Equity Ownership Guidelines for Executives
The Committee has adopted stock ownership guidelines for our named executive officers to closely align the interests of the named executive officers with those of our shareholders. These guidelines are based on the Committee’s review of market data and “best practice” governance guidelines. The guidelines apply to the Company’s common shares owned outright by the executives, including shares held in 401(k) accounts, as well as vested RSUs and PSUs. The Committee recommends that named executive officers achieve these stock ownership levels within five years. Ownership levels and progress towards the guidelines over the five-year period are reviewed annually by the Committee.

Position	Requirement
CEO	3x base salary
CFO	2x base salary
Other Executive Officers	1x base salary
In fiscal 2015, the Committee added a holding requirement to the guidelines for executives who have not met the guidelines. Executives who have held their executive positions for less than five years and prior to reaching the stock ownership requirement will be required to retain at least 50% of their pre-tax vested stock awards.
Chief Executive Officer Compensation
On October 3, 2016, the Company appointed Fusen Chen as President and Chief Executive Officer effective October 31, 2016. He was also appointed to the Board of Directors effective October 3, 2016.
Pursuant to an offer letter ("Letter") dated October 3, 2016, which sets forth his compensation arrangements, Dr. Chen receives an annual base salary of US$635,000 and is eligible to receive a bonus of up to 200% of his base salary (100% is the annual target level for such bonus) based on the achievement of certain performance goals of the Company. Bonuses are awarded and paid annually. The Company also granted Dr. Chen a sign-on equity award of RSUs with a value equal to US$1.5 million which vested six months after the grant date. This grant was a make-up of prior employer forfeited compensation that would have vested in the same timeframe and was necessary to recruit and hire an executive with the experience and proven track record of Dr. Chen. The short vesting period is atypical of the Company's equity award practices but was necessary to match the vesting period of the forfeited compensation that was being replaced. Mr. Chen also received an inducement equity award of performance share units ("PSUs") with a value at target equal to US$700,000 to align him with outstanding PSU cycles. Fifty percent of these PSUs were scheduled to vest on September 30, 2017 based on total shareholder return ("TSR") relative to the companies comprising the SOX Index, measured over a three-year performance period commencing September 29, 2014. Based on performance, 55% of the target PSUs vested in September 2017. The remaining fifty percent were scheduled to vest on September 29, 2018 based on TSR relative to the companies comprising the GICS Index, measured over a three-year performance period commencing October 4, 2015. Based on performance, 183% of the target PSUs vested in September 2018. In addition, Dr. Chen received an initial annual equity award equal to US$2,800,000. Twenty-five percent of this award consists of RSUs that vest ratably over 36 months, with one-third vesting on each anniversary of the grant date. The remaining seventy-five percent of this award consists of PSUs which are scheduled to vest on the third anniversary of the grant date with a payout between zero and 200% of the number of PSUs granted based on TSR relative to the GICS index of companies, measured over a three-year performance period. Each of the foregoing grants were made on October 31, 2016 pursuant to the terms of the Company's 2009 Equity Plan.
The Letter also provided for a reimbursement of up to US$50,000 of relocation expenses and a housing allowance of US$5,000 per month to be provided for a period of 24 months commencing October 31, 2016. In addition, Dr. Chen received tax preparation and filing assistance for the first two years of his employment in Singapore.
The Letter provides that if the Company terminates Dr. Chen for any reason other than for cause or if he resigns for good reason, he will be entitled to 24 months' base salary (six months if he does not execute a general release in favor of the Company) and continued participation in certain benefit plans. Dr. Chen has also entered into a Change in Control Agreement on substantially the same terms as the Company's other executive officers, except that as CEO Dr. Chen may be eligible to receive 24 months' base salary and bonus at target (six months if he does not execute a general release in favor of the Company). He also will be subject to the Company's Executive Severance Pay Plan and the Company's Policy on Recovery of Previously Paid Executive Compensation.
The Committee generally uses the same factors in determining the recommendation to the Board of Directors with respect to the compensation opportunity of the CEO as it does for the other executive officers, except that the discounts described above applied to U.S. market data to account for differences in market levels in Asia do not apply for the CEO. The reason for this difference is that Dr. Chen was previously a U.S. based CEO with compensation at U.S. market levels.
Mr. Chou was appointed Interim Chief Executive Officer (in addition to his roles as Chief Financial Officer and Chief Information Officer) on October 6, 2015, and in connection with Mr. Chou’s appointment as Interim Chief Executive Officer, the Board of Directors of the Company approved a grant to Mr. Chou of 100,000 Restricted Share Units (the "RSUs") under the Company's 2009 Equity Plan, as amended (the "2009 Plan"). The RSUs were scheduled to vest on the third anniversary of the award date. The grant provided that if a new Chief Executive Officer were appointed prior to the third anniversary of the award date, a portion of the RSUs would vest based on the number of whole or partial months Mr. Chou served as Interim Chief Executive Officer prior to the effective date of the appointment of the new Chief Executive Officer. The grant also provided that if a new Chief Executive Officer were appointed prior to the third anniversary of the grant, and Mr. Chou remained employed on the third anniversary of the award date or if he were terminated by the Company without cause prior to the third anniversary of the award date, half of the unvested RSUs would vest and the remaining unvested RSUs would be forfeited. With the appointment of our CEO in fiscal 2017 (described above), the Board amended the terms of the grant to provide that all of the unvested RSUs would vest if Mr. Chou remained employed by the Company on the third anniversary of the grant date or if he were terminated by the Company without cause prior to the third anniversary of the award date. All other terms of the grant remained the same. On February 28, 2018 Mr. Chou had a separation from service other than for cause and the remaining 63,889 unvested RSUs from the October 6, 2015 grant vested upon his separation.
Compensation and Risk
In fiscal 2018, the Committee engaged FW Cook to conduct a comprehensive compensation risk assessment of our incentive compensation programs. The assessment is to ensure that incentive programs in place are not reasonably likely to have material adverse effects on the Company. The scope of the assessment included all of the Company's incentive plans, including the ICP, equity plan, support staff incentive, the sales incentive plan, and the Company's recognition programs.
FW Cook reported that the results of its evaluation indicate that from a compensation risk perspective there are no significant risk areas for the Company. Overall, our incentive plans were found to be well-aligned with sound compensation design principles and provide for a balanced approach to delivering incentives given various levels of performance
We have in place the following risk mitigating factors for our compensation programs:

Risk Mitigating Factors	Comments
Cash Incentive Award Cap	Avoids potential windfall circumstances; limits excessive risk taking behavior
Multiple Performance Factors across the Cash and Equity Programs	Avoids risk of focusing on only one aspect of performance by incentivizing a balanced perspective on performance
Annual Review of Targets and Opportunity	Ensures compensation is properly aligned with current market median levels
Clawback Feature	Mitigates risk of inappropriate behavior
Range of Awards	Avoids risk of “all or nothing” mentality
Share Ownership Guidelines	Discourages focus on short-term results without regard for longer term consequences
Multi-year Vesting Schedule	Focuses executive officers on the long-term interests of the Company and shareholders
No Severance if Termination is for “Cause”	Discourages potential for inappropriate behavior
Anti-Pledging and Hedging Policies	Avoids risk of using Company stock as collateral for loans or insulating against stock price declines
Policy on Recovery of Previously Paid Executive Compensation (“Clawbacks”)
The Company has in place a recoupment or “clawback” policy regarding the recovery, under certain circumstances, of executive compensation, including cash incentive compensation, stock-based awards, performance-based awards and any other form of compensation under our incentive compensation plans that are based on performance targets relating to the financial results of the Company. The policy applies to our named executive officers and to the Company’s controller. In accordance with the recoupment policy, if the board of directors or the Committee determines that any fraud, gross negligence or intentional misconduct by any such officer was a significant factor contributing to the Company restating all or a portion of its financial statements, the board of directors or the Committee will take, in its discretion, such action as it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The board of directors or the Committee will also review the facts and circumstances underlying the restatement, and if any incentive award to such officer was calculated based on the achievement of financial results that were subsequently reduced due to a restatement, may in its discretion (i) require reimbursement to the Company of all or a portion of the incentive award; (ii) cancel any unvested or outstanding incentive award; and (iii) seek reimbursement of any gains realized on the exercise of the incentive awards. Under the recoupment policy, the Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed. The recoupment policy operates in addition to, and not in lieu of, any other rights of the Company to recoup or recover incentive awards under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act. The Company to date has not sought to recoup any payments under this policy. We review our policy periodically and will amend or update the policy as necessary to comply with the applicable regulations and any new requirements.

Expatriate and Other Compensation
Named executive officers do not typically receive perquisites or other personal benefits or property from the Company. The Committee generally believes that such perquisites or personal benefits can make executive compensation less transparent to shareholders. In limited instances, the Committee has approved certain transitional relocation benefits, when appropriate, to retain talented executives and to assist in the transition of certain executives and their families to our headquarters in Singapore or when on long-term overseas assignment from Singapore. For example, in connection with the hiring of Dr. Chen as CEO, Mr. Chou as CFO, Mr. Wong as SVP and General Counsel, and Mr. Hoang as EVP of Global Sales and Aftermarket Products and Services Business Unit, relocations to Singapore were necessary, and the Company paid certain relocation benefits to each executive (see page 30 for additional information). In connection with Mr. Chong's long-term assignment to the U.S., we provided certain relocation benefits including tax equalization payments. In determining these relocation, expatriate and hiring arrangements, the Company and each executive negotiated the specific compensation arrangements that the executives would receive. The Committee determined the executives’ compensation based on their prior experience, record of achievement, marketplace data of similar executive officers and the executives’ prior compensation packages. The Committee believes that their compensation is aligned with the Company’s executive compensation program in terms of base salary, cash incentive and equity awards. For example, bonuses are tied to a percentage of base salary consistent with the ICP, the executives are subject to the Company’s severance plans, and performance-based equity grants are determined under the same metrics as other executives’ grants. These benefits are described below in a footnote to the “Summary Compensation Table” on page 27. The Company believes that these benefits are critical to its ability to hire and retain talented executives.
The Company has a 401(k) Retirement Income Plan (“401(k) Plan”) for U.S.-based employees under which it matches in cash up to 4% or 6% of an employee’s contributed amount, based on years of service.
Foreign Currency Considerations
Except for the CEO, the Company's named executive officers are compensated in local currency reflecting the primary home country location of their employment and paid in Singapore dollars as they are based in Singapore, although the base salary upon hire for Mr. Chou was initially set in U.S. dollars, then converted to Singapore dollars using the 30-day average exchange rate in effect on the date of the offer letter. Since then, salaries and total compensation (other than for Dr. Chen) have been managed in Singapore dollars. Mr. Chou's, Mr. Wong's, Mr. Chong's, Mr. Hoang's and Ms. Lee's base salary and total compensation were determined in Singapore dollars upon hire, and will continue to be managed in Singapore dollars going forward. For the purpose of the “Summary Compensation Table” on page 27 only, the Singapore dollar base salary amounts paid in fiscal 2018, 2017, and 2016 to each named executive officer (other than Dr. Chen) have been translated from Singapore dollars actually received into U.S. dollars using the average conversion rate for fiscal 2018 of 1.3415, for fiscal 2017 of 1.3576, and for fiscal 2016 of 1.3789. For purposes of the below table, stock award amounts represent the grant date fair values and have been converted from U.S. dollars into Singapore dollars using the applicable conversion rate on the grant dates. The following table reflect the amounts paid to the respective officers in Singapore dollars and aligned with the amounts reported in the “Summary Compensation Table.”
As stated previously, because the compensation for the named executive officers (other than Dr. Chen) is delivered in Singapore dollars, our U.S. dollar reporting of compensation may show year-to-year changes due to foreign currency fluctuations, even when compensation levels as denominated in local currency may not have changed.

The below table should be read in connection with the “Summary Compensation Table,” which includes footnote disclosure relevant to the amounts listed below:
Three-Year Compensation - Singapore Dollars

Name	Fiscal	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	(SG $)	(SG $)	(SG $)	(SG $)	(SG $)	(SG $)
Jonathan Chou	2018	245,630	—	884,769	184,223	449,871	1,764,493
	2017	583,409	—	1,284,930	807,012	48,175	2,723,526
	2016	512,616	—	2,287,212	572,207	46,746	3,418,781
Lester Wong	2018	441,013	—	791,482	390,177	154,922	1,777,594
	2017	424,616	40,728	535,471	340,585	48,175	1,389,575
	2016	409,266	54,532	462,503	264,488	46,746	1,237,535
Chan Pin Chong	2018	441,446	—	1,095,604	392,817	631,623	2,561,490
	2017	412,617	—	637,545	334,802	536,387	1,921,351
	2016	383,160	145,399	311,527	301,349	444,731	1,586,166
Hoang Huy Hoang *	2018	446,419	—	537,480	466,771	99,963	1,550,633
	2017	199,375	—	400,986	186,935	100,500	887,796
	2016	NA	NA	NA	NA	NA	NA
Irene Lee	2018	435,665	—	969,358	384,507	13,260	1,802,790
	2017	424,264	—	594,978	340,570	13,460	1,373,272
	2016	412,000	—	462,503	266,255	8,820	1,149,578

* Mr. Hoang was hired in April of 2017.

SUMMARY COMPENSATION TABLE FOR FISCAL 2018
For a discussion of the Management Development & Compensation Committee’s objectives, discretion and criteria for setting compensation, see “Compensation Discussion & Analysis” beginning on page 11 of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Fusen Chen	2018	650,000	—	3,298,714	1,044,725	86,882	5,080,321
President and CEO	2017	584,603	—	5,674,176	842,107	79,171	7,180,057
	2016	NA	NA	NA	NA	NA	NA
Jonathan Chou *	2018	183,101	—	648,985	137,326	335,349	1,304,761
Executive Vice President and CFO	2017	418,484	—	923,679	594,441	34,556	1,971,160
	2016	371,757	—	1,611,961	419,722	33,901	2,437,341
Lester Wong **	2018	328,746	—	583,520	285,342	114,693	1,312,301
Senior Vice President, Legal Affairs and General Counsel and Interim CFO	2017	304,580	30,000	384,926	250,872	34,556	1,004,934
	2016	296,806	40,000	325,959	194,006	33,901	890,672
Chan Pin Chong	2018	329,069	—	807,202	287,273	483,053	1,906,597
Senior Vice President, Electronic Assembly, Advanced Packaging - Hybrid, and Wedge Bonder Business Units	2017	295,974	—	457,171	246,613	391,883	1,391,641
	2016	277,874	105,785	219,555	221,044	322,526	1,146,784
Hoang Huy Hoang ***	2018	332,776	—	394,402	341,356	74,516	1,143,050
Senior Vice President, Global Sales and Service and Aftermarket Products & Services Business Unit	2017	143,013	—	287,034	137,695	72,090	639,832
	2016	NA	NA	NA	NA	NA	NA
Irene Lee	2018	324,759	—	712,865	281,195	9,884	1,328,703
Senior Vice President, Global Operations and Chief Quality Officer	2017	304,328	—	427,704	250,862	9,665	992,559
	2016	298,789	—	325,959	195,302	6,396	826,446

*    On November 27, 2017, Mr. Chou stepped down as Executive Vice President and Chief Financial Officer.
**    On November 27, 2017, Mr. Wong assumed the role of Interim Chief Financial Officer.
***    Mr. Hoang was hired in April of 2017.
(1) Compensation for Messrs. Chou, Wong, Chong, Hoang, and Ms. Lee for fiscal years 2018, 2017, and 2016 has been converted from Singapore dollars into U.S. dollars using the average conversion rate during each such year of 1.3415, 1.3941, and 1.3789 respectively. For a comparison of the amounts actually paid to Messrs. Chou, Wong, Chong, Hoang and Ms. Lee in Singapore dollars and the amounts reflected in the above table in U.S. dollars, see the tables provided in the “Compensation Discussion & Analysis” under the heading “Foreign Currency Considerations.”.
(2) The amounts included in the “Stock Awards” column represent the full grant date fair value of the grants in fiscal 2018, 2017, and 2016 related to performance-based share awards, calculated in accordance with ASC No. 718, and RSUs.

For the PSUs, the amounts reported were valued using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant assuming payout at target performance of 100%. For fiscal 2018 these values were as follows: Dr. Chen, $2,598,717; Mr. Chou, $511,280; Mr. Wong, $314,219; Mr. Chong, $438,631; Mr. Hoang, $218,144; and Ms. Lee, $584,348. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2018 would have been: Dr. Chen, $5,197,434; Mr. Chou, $1,022,560; Mr. Wong, $628,438, Mr. Chong, $877,262; Mr. Hoang, $436,288; and Ms. Lee, $1,168,696.
For fiscal 2017, these values were as follows: Dr. Chen, $3,494,179; Mr. Chou, $743,973; Mr. Wong, $223,186; Mr. Chong, $260,055; Mr. Hoang, $179,674; Mr. Wong, $223,186; and Ms. Lee, $247,997. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2017 would have been: Dr. Chen, $6,988,358; Mr. Chou, $1,487,946; Mr. Wong, $446,372; Mr. Chong, $500,110; Mr. Hoang, $359,347; and Ms. Lee, $495,994.
For fiscal 2016, these values were as follows: Mr. Chou, $519,171; Mr. Wong, $183,245; Mr. Chong, $116,542; and Ms. Lee, $183,245. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2016 would have been: Mr. Chou, $1,038,342; Mr. Wong, $366,490; Mr. Chong, $233,084; and Ms. Lee, $366,491.
See the “Grants of Plan-Based Awards Fiscal 2018” table for additional information regarding the full grant date fair value for the fiscal 2018 awards and for a discussion on the pro-ration of Ms. Lee's PSUs in connection with her separation from the Company.
(3) The amounts in this column for Dr. Chen, Mr. Chou, Mr. Wong, Mr. Chong, Mr. Hoang, and Ms. Lee reflect the U.S. dollar value earned under the ICP Plan.
(4) The Company provides expatriate, relocation and transition benefits when appropriate. In fiscal 2018, Dr. Chen received other compensation of $86,882, consisting of housing allowance of $60,000, medical coverage of $22,345, tax preparation fees of $4,500, and a service award. In fiscal 2018, Mr. Chou received other compensation of $335,349 consisting of severance payment of $256,341, annual leave encashment of $41,403, and medical coverage of $37,605. In fiscal 2018, Mr. Wong received other compensation of $114,693 consisting of $75,919 Interim Appointment Stipend, $37,605 of medical coverage, and $1,169 employer contribution to the Singapore Central Provident Fund. In fiscal 2018, Mr. Chong received other compensation of $483,053 consisting of a housing allowance of $95,156, tax preparation and filing advice of $12,220, medical coverage of $37,605, tax equalization payments of $325,159, and employer contribution to the Singapore Central Provident Fund of $12,913. In fiscal 2018, Mr. Hoang received other compensation of $74,516 consisting of $31,681 for housing allowance, $5,229 for tax filing assistance, and $37,605 for medical coverage. In fiscal 2108, Ms. Lee received other compensation of $9,884 consisting of employer contribution to the Singapore Central Provident Fund.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2018
The following table shows all plan-based awards granted to the named executive officers during fiscal 2018. For a discussion of the Company’s plan-based awards and the Committee’s objectives, discretion and criteria for granting awards, see “Compensation Discussion & Analysis” beginning on page 11 of this proxy statement. The stock awards identified in the table are also reported in the “Outstanding Equity Awards at 2018 Fiscal Year-End” table, which follows this table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)

Name	Grant Date	Decision Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Fusen Chen	11/07/2017		—	—	—	—	71,656	143,312	—	2,073,725
	11/07/2017		—	—	—	—	23,885	47,770	—	524,992
	10/02/2017		—	—	—	—	—	—	31,847	699,997
Jonathan Chou	11/07/2017		—	—	—	—	14,098	28,196	—	407,996
	11/07/2017		—	—	—	—	4,699	9,398		103,284
	10/02/2017								6,265	137,705
Lester Wong (2)	11/27/2017	11/22/2017	—	—	—	—	3,143	6,286		90,958
	11/27/2017	11/22/2017					1,048	2,096		27,856
	11/27/2017	11/22/2017							4,191	111,397
	11/07/2017		—	—	—	—	5,388	10,776	—	155,929
	11/07/2017		—	—	—	—	1,796	3,592		39,476
	10/02/2017		—	—	—	—			7,184	157,904
Chan Pin Chong (3)	12/11/2017						5,707	11,414		165,161
	12/11/2017						1,902	3,804		46,238
	12/11/2017								7,608	184,950
	11/07/2017		—	—	—	—	6,266	12,532	—	181,338
	11/07/2017		—	—	—	—	2,088	4,176		45,894
	10/02/2017								8,354	183,621
Hoang Huy Hoang	11/07/2017		—	—	—	—	6,015	12,030		174,074
	11/07/2017		—	—	—	—	2,005	4,010		44,070
	10/02/2017								8,019	176,258
Irene Lee (4)	07/08/2018						9,049	18,098		363,770
	07/08/2018						1,462	2,924		49,284
	07/08/2018						487	974		12,229
	11/07/2017						4,386	8,772		126,931
	11/07/2017						1,462	2,924		32,135
	10/02/2017								5,847	128,517

(1)
Awards under the ICP Plan are paid at the end of the fiscal year based on performance metrics for the full fiscal year, as described above in “Compensation Discussion & Analysis” starting on page 11. The actual payments under these awards are reported above in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Awards dated 11/27/2017 are associated with Mr. Wong's appointment as Interim CFO.

(3)
Awards dated 12/11/2017 are associated with a retention grant for Mr. Chong to motivate continued contributions to the Company for strong performance for the Wedge Bonder business and identifying growth opportunities for the Electronics Assembly and Advanced Packaging - Hybrid business. The retention grant consisted of 50% 3-year cliff vested RSUs and 50% PSUs structured similarly and with the same metrics as the annual grant (75% of PSUs granted based on TSR and 25% of PSUs granted based on organic revenue growth).

(4)
Ms. Lee separated from the Company effective November 1, 2018. As part of the separation package, the Compensation Committee approved pro-ration (based on length of service through each of the respective performance periods) of PSUs previously granted as provided under the 2009 Equity Plan and 2017 Equity Plan. Ms. Lee had vesting of her grants based on normal vesting provisions through her separation date. Except for the approved pro-rated PSUs, all unvested grants were forfeited upon termination. Accounting rules specify the approved pro-ration of PSUs are deemed as new grants as of the date of approval of the pro-ration. The valuation of the pro-rated PSUs, as well as the value for the annual grant, were included in the Summary Compensation Table and used in the analysis for the determination of our named executive officers for fiscal 2018.
Employment Agreements
In October 2016, the Company appointed Fusen Chen as President and Chief Executive Officer effective October 31, 2016. He was also appointed to the Board of Directors effective October 3, 2016.
Pursuant to an offer letter ("Letter") dated October 3, 2016, which sets forth his compensation arrangements, Dr. Chen receives an annual base salary of US$635,000 and is eligible to receive a bonus of up to 200% of his base salary (100% is the annual target level for such bonus) based on the achievement of certain performance goals of the Company. Bonuses are awarded and paid annually. The Company also granted Dr. Chen a sign-on equity award of RSUs with a value equal to US$1.5 million which vested six months after the grant date. Dr. Chen also received an inducement equity award of performance share units ("PSUs") with a value at target equal to US$700,000. Fifty percent of these PSUs vested on September 30, 2017 based on total shareholder return ("TSR") relative to the companies comprising the SOX Index, measured over a three-year performance period commencing September 29, 2014, and the remaining fifty percent vested on September 29, 2018 based on TSR relative to the companies comprising the GICS Index, measured over a three-year performance period commencing October 4, 2015. In addition, Dr. Chen received an initial annual equity award equal to US$2,800,000. Twenty-five percent of this award consists of RSUs that vest ratably over 36 months, with one-third vesting on each anniversary of the grant date. The remaining seventy-five percent of this award consists of PSUs which are scheduled to vest on the third anniversary of the grant date with a payout between zero and 200% of the number of PSUs granted based on TSR relative to the GICS index of companies, measured over a three-year performance period. Each of the foregoing grants were made on October 31, 2016 pursuant to the terms of the Company's 2009 Equity Plan.
The Letter also provided for a reimbursement of up to US$50,000 of relocation expenses and a housing allowance of US$5,000 per month to be provided for a period of 24 months commencing October 31, 2016. In addition, Dr. Chen received tax preparation and filing assistance for the first two years of his employment in Singapore.
The Letter provides that if the Company terminates Dr. Chen for any reason other than for cause or if he resigns for good reason, he will be entitled to 24 months' base salary (six months if he does not execute a general release in favor of the Company) and continued participation in certain benefit plans. Dr. Chen has also entered into a Change in Control Agreement on substantially the same terms as the Company's other executive officers, except that as CEO Dr. Chen may be eligible to receive 24 months' severance (six months if he does not execute a general release in favor of the Company). He also will be subject to the Company's Executive Severance Pay Plan and the Company's Policy on Recovery of Previously Paid Executive Compensation.
In November 2010, the Company appointed Jonathan Chou as Senior Vice President and CFO effective December 13, 2010. Pursuant to an offer letter dated November 16, 2010, Mr. Chou received an initial base salary equal to US$285,000 per annum, payable in Singapore Dollars as converted using the 30-day average exchange rate on the date of his offer letter. Mr. Chou was eligible to receive a bonus of up to 200% of his target (95% of base salary is the target level for such bonus) based on the achievement of certain performance targets as described under “Cash Incentive Plan” beginning on page 17. In connection with his hiring, the Company also granted Mr. Chou PSUs with a value at target equal to US$366,000 under the terms of the 2009 Equity Plan. These PSUs vested based on shareholder return under the SOX Index. Mr. Chou was also granted RSUs with a value equal to US$184,000 under the 2009 Equity Plan. These RSUs vested in three equal installments on each of the three anniversaries of the grant date. Mr. Chou also received certain other benefits as previously disclosed. He also was eligible for global health coverage as provided to other executives of the Company located outside of the U.S. The Company also entered into a Change of Control Agreement with Mr. Chou on the terms described beginning on page 33. Mr. Chou also was subject to the Company’s Executive Plan and recoupment policy. On November 27, 2017, the Company announced that Mr. Chou stepped down as Executive Vice President, Chief Financial Officer and Principal Accounting Officer of the Company. Mr. Chou remained with the Company until February 28, 2018. Following his departure, Mr. Chou began receiving 18 months base salary and the other benefits applicable to a separation from service other than for “cause” pursuant to the Company’s Executive Severance Pay Plan. The remaining 63,889 unvested RSUs from his October 6, 2015 grantvested upon his seperation on February 28, 2018.
In September 2011, the Company appointed Lester Wong as General Counsel and Senior Vice President, Legal Affairs effective September 12, 2011. Pursuant to an offer letter dated July 17, 2011, Mr. Wong received an initial base salary of SG $300,000 per annum. Mr. Wong is eligible to receive a bonus of up to 200% of his target (50% is the target level for such bonus) based on the achievement of certain performance targets as described under ‘‘Cash Incentive Plan’’ beginning on page 17. In conjunction with his hire, the Company also granted Mr. Wong PSUs with a value at target equal to US$165,000 under the terms of the 2009 Equity Plan. These PSUs vested 36 months from the anniversary of the award date based on shareholder return under the SOX Index. Mr. Wong was also granted RSUs with a value equal to US$165,000 under the 2009 Equity Plan. These RSUs vested in three equal installments on each of the three anniversaries of the grant date. He also received certain other benefits in 2011-2014, as previously disclosed. He also is eligible for health coverage as provided to other executives of the Company located outside of the U.S. The

Company also entered into a Change of Control Agreement with Mr. Wong on the terms described on page 33. Mr. Wong also is subject to the Company’s Executive Plan and recoupment policy. On November 27, 2017, Mr. Wong assumed the role of interim Chief Financial Officer and interim Principal Accounting Officer, and on December 20, 2018, Mr. Wong became Chief Financial Officer and Principal Accounting Officer. In connection with the appointment as interim Chief Financial Officer, Mr. Wong received a monthly stipend of S$10,000 (ten thousand Singapore dollars) in addition to his regular salary for the duration of the appointment. Additionally, on November 27, 2017, Mr. Wong received an equity award of S$300,000, consisting of 50% RSUs and 50% PSUs. 25% of the PSUs will be measured using an organic growth metric, and the remainder will be measured using a relative Total Shareholder Return metric. The RSUs will vest over thirty-six months, with one-third vesting on each anniversary of the grant date. The PSUs will cliff vest thirty-six months from the grant date, with a payout between zero percent and two hundred percent of the number of PSUs granted based on achievement of the specified metrics. As Chief Financial Officer, Mr. Wong's annual salary will be S$480,000 effective January 1, 2019. Mr. Wong will continue to participate in the Company's Incentive Compensation Plan and is eligible to receive a prorated bonus of up to 140% of his base salary (70% is the annual target level for such bonus). Additionally, on January 2, 2019, Mr. Wong received an equity award of S$350,000, consisting of seventy-five percent performance share units ("PSUs") and twenty-five percent restricted share units ("RSUs"). Twenty-five percent of the PSUs will be measured using an organic revenue growth metric, and the remainder will be measured using a relative Total Shareholder Return metric. The RSUs will vest over thirty-six months, with one-third vesting on each anniversary of the grant date. The PSUs will cliff vest thirty-six months from the grant date, with a payout between zero percent and two hundred percent of the number of PSUs granted based on the achievement of the specified metrics.
In February 2014, the Company appointed Chan Pin Chong as Vice President, Wedge Bonder effective February 17, 2014. Pursuant to an offer letter dated February 6, 2015, Mr. Chong received an initial base salary of SG $372,000 per annum. Mr. Chong is eligible to receive a bonus of up to 200% of his target (set at 50% of base salary) based on achievement of certain performance targets weighted 25% Corporate results, 50% Wedge Bonder results, and 25% on individual objectives. In conjunction with his hiring, Mr. Chong was granted an equity grant of SG $85,000 in October 2014 for fiscal 2015 (and a separate grant with similar terms and structure in October 2015 for fiscal 2016) consisting of 50% RSUs vesting in three equal installments commencing with the first anniversary of the grant date, and 50% PSUs cliff vesting 36 months from the anniversary of the grant date based on shareholder return under the SOX index. The equity grant was made under the 2009 Equity Plan. The value of Mr. Chong's Stock Awards as reported in the Three-Year Compensation - Singapore Dollars table in the Compensation Discussion & Analysis represents the full grant date value of the grant and includes the valuation of the PSUs using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant. Mr. Chong was eligible for a special performance incentive of SG $110,000 based on the successful achievement of certain key financial metrics, execution against the business strategy and product roadmap, and improvement in organizational cultural metrics at the end of a 2-year assignment to the U.S. Mr. Chong is also eligible to receive a special equity award of SG $200,000, upon the completion of his U.S. assignment, consisting of 50% PSUs and 50% RSUs under normal conditions as described above. Mr. Chong received a net housing allowance of US$5,000 per month while on assignment in the U.S. The Company agreed to pay for Mr. Chong's actual U.S. taxes incurred on Company sourced income (less a hypothetical Singapore tax charged against Mr. Chong). He also is eligible for global health coverage as provided to other executives of the Company located outside of the U.S. The Company also entered into a Change of Control Agreement with Mr. Chong on the terms described on page 33. Mr. Chong also is subject to the Company’s Executive Severance Plan and recoupment policy.
In April 2017, the Company appointed Hoang Huy Hoang as Senior Vice President, Global Sales and After Market Products and Services Business Unit effective April 17, 2017. Pursuant to an offer letter dated March 8, 2017, Mr. Hoang received an initial base salary of SG $435,000 per annum. Mr. Hoang is eligible to receive a bonus of up to 200% of his target (set at 65% of base salary) based on achievement of certain performance targets as described under "Cash Incentive Plan" beginning on page 17. In conjunction of his hire, Mr. Hoang was granted an equity grant of SG $300,000 in May of 2017 consisting of 50% RSUs vesting in three equal installments commencing on the first anniversary of the grant date, and 50% PSUs cliff vesting 36 months from the anniversary of the grant date based on shareholder return under the GICS index as described under "Long-Term Equity Incentive Compensation" beginning on page 20. The equity grant was made under the 2017 Equity Plan. The value of Mr. Hoang's Stock Awards as reported in the Three-Year Compensation - Singapore Dollars table in the Compensation Discussion and Analysis represents the full grant date value of the grant and includes the valuation of the PSUs using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant. Mr. Hoang was granted a SG $50,000 cash sign-on payment, and certain relocation benefits such as reimbursement for movement of household goods and a one-time SG $15,000 settling-in allowance. The Letter also provided for a housing allowance of SG $6,500 per month for a period of twelve months, global health coverage as provided to other executives of the Company located outside of the US. In addition, Mr. Hoang receives tax preparation and filing assistance for the first two years of his employment in Singapore. Mr. Hoang also is subject to the Company's Executive Severance Plan and recoupment policy.
In July 2012, the Company appointed Irene Lee as Vice President and Chief Quality Office effective August 15, 2012. Pursuant to an offer letter dated July 26, 2012, Ms. Lee received an initial base salary of SG $351,000 per annum and was eligible to receive a bonus of up to 200% of her target (set at 45% of base salary) based on achievement against of certain performance targets at the time of hire. In conjunction with her hire, Ms. Lee was granted an equity grant of US $160,000 in October of 2012 consisting of 50% RSUs vesting in three equal installments commencing with the first anniversary of the grant date, and 50% PSUs cliff vesting 36 months from the anniversary of the grant date based on shareholder return under the SOX index. The equity grant was made under the 2009 Equity Plan. Ms. Lee separated from the Company on November 1, 2018. Following her departure, Ms. Lee began receiving receiving 12 months base salary and the other benefits applicable to a separation from service other than for "cause" pursuant to the Company's Executive Severance Pay Plan.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END
The following table shows all outstanding equity awards held by the named executive officers at September 29, 2018, the last day of fiscal 2018. The amounts reported under the “Stock Awards” column are included in the “Summary Compensation Table” under “Stock Awards” to the extent included in the amount of compensation cost recognized by the Company in fiscal 2017 for financial statement reporting purposes, as calculated in accordance with ASC No. 718, Compensation, Stock Compensation. The stock awards reported in the “Grants of Plan-Based Awards Fiscal 2018” table above are also reported in this table. None of the named executive officers hold any outstanding stock options.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)	Grant Date
Fusen Chen	—	$—	158,610	$3,781,262	10/31/2016
	35,247	840,288	—	$—	10/31/2016
	31,847	759,232	—	$—	10/02/2017
			71,656	$1,708,279	11/7/2017
			23,885	$569,418	11/07/2017
Jonathan Chou	—	$—	—	$—	0
Lester Wong	4,965	$118,366			10/06/2015
			14,898	$355,168	10/06/2015
	8,144	$194,153			10/31/2016
			12,216	$291,229	10/31/2016
	7,184	$171,267			10/02/2017
			5,388	$128,450	11/07/2017
			1,796	$42,817	11/07/2017
	4,191	$99,913			11/27/2017
			3,143	$74,929	11/27/2017
			1,048	$24,984	11/27/2017
Cha Pin Chong			3,127	$74,548	10/06/2015
	1,041	$24,817			10/06/2015
			6,348	$151,336	05/10/2016
	2,116	$50,445			05/10/2016
			12,216	$291,229	10/31/2016
	8,144	$194,153			10/31/2016
	1,346	$32,089			02/01/2017
			2,018	$48,109	02/01/2017
	8,354	$199,159			10/02/2017
			6,266	$149,381	11/07/2017
			2,088	$49,778	11/07/2017

			5,707	$136,055	12/11/2017
			1,902	$45,344	12/11/2017
	7,608	$181,375			12/11/2017
Hoang Huy Hoang			4,679	$111,547	05/01/2017
	3,119	$74,357			05/01/2017
	8,019	$191,173			10/02/2017
			6,015	$143,398	11/07/2017
			2,005	$47,799	11/07/2017
Irene Lee	4,965	$118,366			10/06/2015
			14,898	$355,168	10/06/2015
	9,049	$215,728			10/31/2016
	5,847	$139,392			10/02/2017
			1,462	$34,854	07/08/2018
			487	$11,610	07/08/2018
			9,049	$215,728	07/08/2018

(1)	Number of shares represents common shares underlying time-based RSU awards. Time-based RSUs vest in 1/3 increments on each of the first three anniversaries of the grant date.

(2)
Number of shares represents common shares underlying PSU awards, assuming all are earned at target performance levels at the end of the applicable performance periods. PSUs cliff vest at the end of the three-year performance period following the grant date to the extent performance goals are achieved.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2018
The following table reports all the vesting of stock awards of the named executive officers in fiscal 2018. No named executive officer exercised stock options in fiscal 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fusen Chen	65,999	$1,552,445
Jonathan Chou	96,714	$2,212,572
Lester Wong	20,171	$445,765
Chan Pin Chong	10,004	$227,324
Hoang Huy Hoang	1,559	$36,231
Irene Lee	20,623	$456,003
POTENTIAL PAYMENTS UPON TERMINATION
Executive Severance Pay Plan
On August 9, 2011, the Committee adopted the Company’s Executive Severance Pay Plan (the “Executive Plan”). The Executive Plan applies to those Company officers who have been proposed by management to participate in the Executive Plan and approved to participate in the Executive Plan by the Committee. Dr. Chen, Mr. Wong, Mr. Chong, and Mr. Hoang are covered under the Executive Plan and Mr. Chou and Ms. Lee were covered prior to their departures.
The Executive Plan provides for severance payments and benefits to covered officers whose employment is terminated by the Company without “Cause” and to any covered officer who terminates his or her employment for “Good Reason.” For the purposes of the Executive Plan, “Cause” means (i) intentional dishonesty, (ii) physical or mental incapacity or (iii) willful refusal to perform his or her duties persisting at least 30 days after written notice. “Good Reason” means, without the officer’s consent, (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority, (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his or her salary grade, (iii) any requirement by the Company that the officer relocate his or her primary office or location to any office or location more than 30 miles away from the officer’s then current primary office or location (except in connection with termination of expatriate assignments), and (iv) failure by any successor to the Company to expressly adopt the Executive Plan. The severance payments and benefits under the Executive Plan are as follows:

•
An amount equal to six months’ base salary as of the last day of such officer’s employment. However, if the officer enters into a general release in favor of the Company, the Company will instead pay the following:

º	24 months’ base salary, in the case of the CEO;
º	18 months’ base salary, in the case of the CFO; and
º	12 months’ base salary, in the case of all other officers.

•	Continuation of medical, prescription drug, dental and vision benefits, including for covered dependents, for the number of months severance is paid at the same contribution rate as active employees.

•
Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider.

•	Incentive awards and/or bonuses and equity compensation in accordance with the applicable plans.
Severance payments will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following an officer’s termination date. If the officer is subject to U.S. income tax, severance payments will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months’ base salary and (ii) thereafter, the officer will receive any remaining severance payments in accordance with such officer’s regularly scheduled pay dates.
Under the Executive Plan, the Company will not pay any severance payment or benefit to an officer terminated by the Company in connection with a divestiture of a business if the officer receives an offer of employment from the purchaser (or an affiliate of the purchaser) which includes targeted annual cash compensation of at least 90% of the officer’s targeted annual cash compensation at the Company on the last day of employment. For the purposes of this calculation, the Company targeted annual cash compensation does not include any special bonus or other amount payable or paid to the officer in connection with the disposition of the divested business. In addition, the officers are subject to non-competition and non-solicitation provisions which, if breached, will permit the Company to discontinue severance payments.
SEVERANCE AND EQUITY COMPENSATION IF TERMINATED
(NO CHANGE IN CONTROL)
The following table presents maximum payment amounts under the Company’s Executive Plan and the values of equity awards under the Company’s equity plans for our named executive officers, had they been terminated without “cause” or resigned for good reason on September 29, 2018 (outside the context of a change in control).

Name	Cash Severance(1)	Time-based Restricted Share Awards(2)	Performance-based Share Awards(3)	Total
Fusen Chen	$1,300,000	$582,125	$2,943,477	$4,825,602
Jonathan Chou	$627,726	$—	$—	$627,726
Lester Wong	$328,746	$269,464	$598,599	$1,196,809
Chan Pin Chong	$329,069	$236,016	$494,227	$1,059,312
Hoang Huy Hoang	$322,776	$70,829	$102,679	$496,284
Irene Lee	$324,759	$240,975	$359,865	$925,599

(1)
Amounts equal the following months of base salary, payable in accordance with the officers' employment letter or the Executive Plan: Dr. Chen: 24 months; Mr. Chou: 18 months; and Mr. Wong, Mr. Chong, Mr. Hoang, and Ms. Lee: 12 months.

(2)
Time-based share awards granted under the 2009 Equity Plan and 2017 Equity Plan vest pro rata on an accelerated basis at the sole discretion of the Committee based on full months worked upon an involuntary termination without “cause.” The value of shares for purposes of vesting is based on the closing price of the Company's stock of $23.84 on September 28, 2018.

(3)
Performance-based share awards granted under the 2009 Equity Plan and 2017 Equity Plan may vest pro rata at the sole discretion of the Committee upon an involuntary termination without "cause" based on full months worked and the actual achievement of performance goals as determined at the end of the three-year performance period. Values assume achievement of performance goals resulting in 100% vesting of performance-based shares. The value of shares for purposes of vesting is equal to the closing price of the Company’s stock of $23.84 on September 28,2018.

Under the Executive Plan, no severance payments are payable upon death or disability. All performance-based share awards vest pro rata at the completion of the performance period upon death, disability or retirement.

On February 28, 2018, Mr. Chou separated from the Company. He is receiving 18 months base salary and the other benefits applicable to a separation from service other than for “cause” pursuant to the Company’s Executive Severance Pay Plan. The remaining 63,889 unvested RSUs from his October 6, 2015 grant vested upon his termination on February 28, 2018.
On November 1, 2018, Ms. Lee separated from the Company. Ms. Lee will receive 12 months base salary and the other benefits applicable to a separation from service other than for "cause" pursuant to the Company's Executive Severance Pay Plan. The Committee approved the pro-ration of performance shares for Ms. Lee as described above.
Change of Control Arrangements
In 2011, the Committee approved a form of Change of Control Agreement (“Change of Control Agreement”) to be entered into with its executive officers, including each of the named executive officers. The Change of Control Agreement provides for benefits in the event of the termination of an officer’s employment under certain circumstances following a change of control. Under the Change of Control Agreement a “Change of Control” includes (i) the acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities; (ii) an acquisition of all or substantially all of the assets of the Company; (iii) when the individuals who, at the beginning of a two-year period, were members of the Company’s board of directors, cease for any reason to constitute at least a majority of the board of directors (unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least 75% of the original board of directors); or (iv) a consummation by the Company of a merger, consolidation or share exchange, as a result of which the shareholders immediately before the event will not hold a majority of the voting power immediately after such event.
An officer who is a party to a Change of Control Agreement and whose employment is terminated by the Company for any reason other than “Cause,” or by the officer for “Good Reason” (as provided in the Change of Control Agreement), within 18 months after a Change of Control, will receive the following payments and benefits:

•
Termination pay equal to the benefit multiple assigned to the officer times the sum of the officer’s annual base salary and his or her targeted cash incentive (the “Benefit Amount”) provided that any Benefit Amount may be reduced to $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Code or would make payment thereof non-deductible by the Company under Section 280G of the Code;

•
Continuation of medical, prescription drug, dental, and vision benefits for number of months for which the Benefit Amount is payable for the officer, officer’s spouse and dependent children at the same premium rate as in effect prior to the officer’s termination date;

•
Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider; and

•	Equity compensation in accordance with the applicable plans.
The benefit multiple and number of months of payment for executive officers are:

Position	Benefits Multiple	Number of Months
CEO	2x	24
CFO	1.5x	18
Other Executive Officers	1x	12
Payment of the full Benefit Amount is subject to the officer entering into a general release in favor of the Company. If the officer does not enter into a general release, the officer will only be entitled to one quarter of the Benefit Amount, payable over six months. The Benefit Amount will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following the officer’s termination date. If the officer is subject to U.S. income tax, the Benefit Amount will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months of the Benefit Amount and (ii) thereafter, the officer will receive any remaining Benefit Amount in accordance with such officer’s regularly scheduled pay dates for the officer’s specified number of months.
If the officer is terminated upon a Change of Control, the officer is only entitled to the Benefit Amount under the Change of Control Agreement and not under any other severance plan or similar program. In addition, under the Change of Control Agreement, the officers are subject to certain confidentiality provisions. Upon a change in control, outstanding awards under the 2009 Equity Plan and the 2017 Equity Plan are treated as follows:

Options and stock appreciation rights (unless otherwise provided in the award agreement) become exercisable (and restricted stock units and restricted stock become vested) if the successor or surviving entity does not assume the award or if the successor or surviving entity assumes the award and the participant is terminated by the successor or surviving entity without cause before the 24-month anniversary of the change in control.
With respect to performance share units, if the successor or surviving entity does not assume the award, the performance requirements of the award are waived and the participant becomes vested (and the award is paid at the target performance level based on the value of the shares of the Company on the change in control date) if the participant continues to be employed on the last day of the performance period. If the successor or surviving entity assumes the award and the participant is terminated by the successor or surviving entity without cause before the 24-month anniversary of the change in control, the award is prorated based on the number of full months in performance period before termination of employment and the participant receives the prorated portion of the award based on the performance goals achieved at the end of the performance period.
The term change in control is defined in the applicable plans and generally includes (i) a sale of 50% or more of the voting securities of the Company, (ii) a sale of all or substantially all of the assets of the Company, (iii) a change in the Company’s slate of board of directors during any 24-month period such that Board members at the beginning of the period cease for any reason to constitute a majority of the Board (unless the election, or nomination for election by the shareholders, of at least 75% of the new directors is approved by a majority vote of the Board at the beginning of the 24-month period); (iv) a merger or consolidation (or acceptance by the shareholders of shares in a share exchange) in which the shareholders immediately before the merger or consolidation (or share exchange) do not own at least a majority of the combined voting power of the outstanding voting securities of the surviving or resulting corporation after the merger or consolidation (or of the acquiring entity in the share exchange).
SEVERANCE AND EQUITY COMPENSATION AFTER CHANGE IN CONTROL
The following table presents maximum payment amounts under the Change in Control Agreements or 2017 Equity Plan, as applicable to each named executive officer had they been terminated on September 29, 2018 after a change in control, and the values of equity awards under the Company’s equity plans for named executive officers if a change in control occurred on September 29, 2018.

Name	Change of Control Agreement(1)	Time-based Restricted Share Awards(2)	Performance-based Restricted Share Awards(2)	Total
Fusen Chen	$2,600,000	$1,599,521	$6,058,960	$10,258,481
Jonathan Chou	$1,224,066	$—	$—	$1,224,066
Lester Wong	$509,556	$583,699	$917,578	$2,010,833
Chan Pin Chong	$510,057	$682,039	$945,780	$2,137,876
Hoang Huy Hoang	$549,080	$265,530	$302,744	$1,117,354
Irene Lee	$503,376	$473,486	$617,361	$1,594,223

(1)
All of the named executive officers are (or prior to termination of their employment were) covered under the form of Change of Control Agreement described below and are (or were) eligible for the following months of payment of the Benefit Amount described above. Dr. Chen: 24 months; Mr. Chou: 18 months; and Mr. Wong, Mr. Chong, Mr. Hoang and Ms. Lee: 12 months. In each case, amounts assume the executive is terminated within 18 months of a "change in control" as defined under the applicable agreement.

(2)
For equity granted under the 2009 Equity Plan and 2017 Equity Plan, if the surviving entity does not assume all of the outstanding awards, time-based share awards vest immediately upon a change in control and the performance requirements are waived for outstanding performance-based share awards and awards are payable in cash at target performance if the executive is still employed on the last day of the performance period. If the awards are assumed and the executive is terminated involuntarily without “cause” within 24-months of the event, restricted time-based share awards become fully vested upon termination and performance-based share awards will vest on a prorated basis based on the number of full months worked and in the performance period prior to termination and adjusted based on actual performance at the end of the vesting period. The values above assume 100% target performance. The value of shares for purposes of vesting is based on the closing price of $23.84 on September 28, 2018.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are reporting the ratio of our median employee's annual total compensation to the annual total compensation of our principal executive officer.
To determine our median employee, we identified our total employee population as of September 29, 2018, the last day of our fiscal 2018 year, which included all global full-time, part-time, and temporary employees that were employed on that date. As of September 29, 2018, we had approximately 2,900 global employees. We annualized the compensation for regular employees hired during the year. The Company used "target total cash" as the consistently applied compensation measure across our global employee population. In accordance with SEC rules, we excluded employees from certain countries representing in aggregate less than 5% of our employee base. The countries and number of employees excluded were: Thailand (12 employees) and Malaysia (54 employees). Foreign exchange rates on September 28, 2018 were used to translate compensation to U.S. dollar equivalent.
Once we identified the median employee, the Company then determined the employee's annual total compensation using the Summary Compensation Table methodology and compared it to the total compensation of our CEO, as detailed in the Summary Compensation Table for fiscal 2018.
The Company's median employee earned $32,075. Based on the total fiscal 2018 compensation reported for Dr. Chen of $5,080,321, our ratio of CEO to median employee pay was 158 to 1.

.

DIRECTOR COMPENSATION FOR FISCAL 2018
The following table presents all compensation paid to the Company’s directors in fiscal 2018. Dr. Chen was not paid any additional compensation for serving as a director:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Brian R. Bachman	$71,250	$129,946	$201,196
Peter T. Kong	$62,500	$129,946	$192,446
Chin Hu Lim	$62,500	$129,946	$192,446
Gregory F. Milzcik	$80,625	$129,946	$210,571
Garrett E. Pierce	$112,500	$129,946	$242,446
Mui Sung Yeo	$76,250	$129,946	$206,196

(1)	The amounts included in the “Stock Awards” column represent the full grant date fair value of compensation cost recognized by the Company related to stock awards for fiscal 2018.
During fiscal 2018, directors who are not officers of the Company received annual cash retainers of $50,000. The chairman of the board of directors also received an additional cash annual retainer of $50,000. The Chairpersons of the Audit Committee, Management Development and Compensation Committee, and Nominating and Governance Committee each received additional annual cash retainers of $25,000, $15,000 and $10,000, respectively. Other members of the Audit Committee, Management Development and Compensation Committee, and Nominating and Governance Committee received additional annual cash retainers of $11,250, $7,500 and $5,000 respectively. Board and committee members did not receive any fees for board or committee meetings held during fiscal 2018. Annual cash retainers were paid in four equal installments.
The 2017 Equity Plan provides for the grant of common shares to each non-employee director upon initial election to the board of directors and on the first business day of each calendar quarter while serving on the board of directors. In fiscal 2018, each non-employee director was granted a number of common shares closest in value to $32,500 on the first business day of each calendar quarter while serving on the board of directors.
To build alignment with executives, we use the same compensation peer group as used for executive compensation benchmarking for director compensation, focusing on total compensation alignment with peer median levels. We have typically reviewed director compensation on a biennial basis, but anticipate moving to an annual review to ensure continued proper alignment on a more timely basis.
Based on the most recent review to align director compensation to peer group median, the annual board retainer was increased to $60,000 from $50,000, and the annual Compensation Committee Chair retainer was increased to $20,000 from $15,000. These increases were effective with the first quarterly payment in fiscal 2019. The quarterly stock retainer will be increased to $37,000 from $32,500 effective April 2019 under the terms of our 2017 Equity Plan.
Each current non-employee director has met the fiscal 2018 stock ownership guideline. For fiscal 2018, the Company applied the following stock ownership guidelines to non-employee directors:

•
Each non-employee director should beneficially own common shares of the Company with an aggregate market value of at least $150,000, to be attained within five years of election (the aggregate market value requirement will be increased to $180,000 for fiscal year 2019, equivalent to three times the annual cash board retainer);

•	Prior to reaching the stock ownership requirement, each non-employee director will be required to retain at least 50% of his or her pre-tax vested stock awards;

•
Shares that count toward satisfaction of the stock ownership guideline include shares owned directly by the director, shares owned jointly by the director and his or her spouse, shares held by the director’s immediate family, and shares held in trust for the benefit of the director or a member of the director’s immediate family. Options or other rights to acquire stock do not count toward satisfaction of the guideline; and

•	Exceptions may be made by the Nominating and Governance Committee of the board of directors in the cases of financial hardship. No exceptions were sought in fiscal 2018.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information concerning the Company’s equity compensation plans as of September 29, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,600	$8.64	4,729,314

(1)
The following equity compensation plans have been approved by the Company’s shareholders: the 2001 Plan; the 2008 Equity Plan; the 2009 Equity Plan; and the 2017 Equity Plan. Except for the 2009 Equity Plan and the 2017 Equity Plan, there are no outstanding awards under any of the Company’s prior equity plans. All future awards will be granted under the 2017 Equity Plan. Shares subject to awards currently outstanding under 2009 Equity Plan that are terminated, canceled, surrendered or forfeited may be re-issued in the discretion of the Management Development and Compensation Committee of the Company’s board of directors under the 2017 Equity Plan.

CORPORATE GOVERNANCE
Board Matters
The board of directors has determined that directors Brian R. Bachman, Peter T. Kong, Chin Hu Lim, Gregory F. Milzcik, Garrett E. Pierce and Mui Sung Yeo are each “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and the SEC rules. In fiscal 2018, the board of directors met twelve times and met seven times in executive session.
Each director who served during fiscal 2018 attended at least 75% of the board and applicable committee meetings. From time to time, the board of directors acts by unanimous written consent as well. All directors are expected to attend the annual meeting of shareholders. All of the then-current directors attended the 2018 annual meeting of shareholders.
Board Leadership
The Company’s By-laws currently provide that the chairman of the board of directors shall not be a current or former executive officer of the Company. Mr. Pierce currently serves as chairman of the board of directors. The board of directors believes that this leadership structure enhances the independence of the board of directors, increases the effectiveness of the board of directors’ oversight of management, deters conflicts of interest and conflicts of function that may arise when the CEO is also the chairman, and permits our CEO to devote a greater amount of time and concentration to the management and development of the Company and our business.
Board’s Role in Risk Oversight
While management is responsible for risk management in daily operations, the board of directors is responsible for overall risk oversight of the Company. The board of directors oversees risk management and endeavors to understand what risks the Company faces and what steps management takes regarding those risks. The Company’s management periodically reports to the board of directors on the major risks facing the Company. Management maintains a strategic risk council, which is comprised of the CEO and his staff, and meets at least biannually to discuss significant enterprise risks and the mitigating action plans. Enterprise risk assessments are conducted at least once every three years and at times more often. The next scheduled assessment to be conducted in fiscal 2019. Management reported on the results of its latest enterprise risk discussion and assessment to the board of directors in fiscal 2018 and updated the board of directors on efforts to address identified risks. The board of directors discusses these risks with management and has the opportunity to ask questions, offer insights and challenge management to continually improve its risk assessment and management. Various committees of the board of directors also participate in the risk oversight process. In particular, the Audit Committee focuses on financial risk; the Nominating and Governance Committee focuses on board structure, and corporate governance risk; and the Management Development and Compensation Committee focuses on creating incentives that encourage a level of risk-taking consistent with the Company’s business strategy and overall tolerance for risk.
Committees of the Board of Directors
The board of directors has a standing Audit Committee, Management Development and Compensation Committee, and Nominating and Governance Committee.
Committee Members

Audit Committee	Management Development and Compensation Committee	Nominating and Governance Committee
Gregory F. Milzcik (Chair)	Mui Sung Yeo (Chair)	Brian R. Bachman (Chair)
Brian R. Bachman	Peter T. Kong	Peter T. Kong
Garrett E. Pierce	Chin Hu Lim	Chin Hu Lim
Mui Sung Yeo	Gregory F. Milzcik*	Gregory F. Milzcik*
Garrett E. Pierce *

*As of December 2017, Mr. Milzcik left the Management Development and Compensation Committee and joined the Nominating and Governance Committee, and Mr. Pierce left the Nominating and Governance Committee.

Effective October 2018, Mr. Pierce rejoined, and Ms. Yeo joined, the Nominating and Governance Committee.

Audit Committee
The Audit Committee met ten times during fiscal 2018. The board of directors has determined that all Audit Committee members are independent (as defined by the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, or the “Exchange Act”). In addition, the board of directors has determined that Gregory F. Milzcik, Brian R. Bachman, Garrett E. Pierce and Mui Sung Yeo qualify as “audit committee financial experts” as defined by the SEC. The Audit Committee, among other things, appoints the Company’s independent registered public accountants to serve for the following fiscal year, oversees their independence and meets with them to review the scope and results of their audit, considers comments made by the independent registered public accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management, and reviews internal accounting procedures and controls with the Company’s financial management. The full responsibilities of the Audit Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. While the officers of the Company are responsible for risk management in daily operations, the Audit Committee oversees audit and financial risk management. The Audit Committee discharges this responsibility on an ongoing basis by questioning management and the Company’s internal audit director on the Company’s major risk exposures and the steps management has taken to identify, monitor, control and mitigate risks. The Audit Committee reviews on a bi-annual basis the Company’s progress towards mitigating the major risks identified in the most recent and updated enterprise risk assessment.
Management Development and Compensation Committee
The board of directors has determined that all members of the Management Development and Compensation Committee (the “Compensation Committee”) are independent directors (as defined in the Marketplace Rules of the NASDAQ Global Market). The Compensation Committee met four times during fiscal 2018. The principal duties of the Compensation Committee are to establish the Company’s compensation policies, evaluate and approve compensation arrangements for the executive officers and senior managers of the Company (including establishing base salary, performance targets, eligibility, participation and award levels for incentive compensation plans), to administer the Company’s equity compensation plans and to oversee senior management succession and overall management development. The Compensation Committee may form, and may delegate its authority to, subcommittees as it deems appropriate. The full responsibilities of the Compensation Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com.
The Compensation Committee consults with the CEO in determining compensation levels for each named executive officer (other than the CEO) and takes into consideration the CEO’s assessment of the performance of each named executive officer against the factors established by the Compensation Committee. Under the terms of his offer letter, the Compensation Committee determines performance targets for Dr. Chen's annual incentive cash bonus after consultation with him.
The Compensation Committee has engaged FW Cook for compensation consulting services in fiscal 2018. The services provided by the firm are described in the “Compensation Discussion & Analysis” beginning on page 11.
The Compensation Committee performed a compensation risk analysis, informed in part by the most recent and updated enterprise risk assessment performed by management and the external review performed by FW Cook. In setting executive compensation, the Compensation Committee analyzes, among other things, whether compensation is mitigating or exacerbating risks that could be reasonably likely to have a material adverse effect on the Company.
Nominating and Governance Committee
The board of directors has determined that each member of the Nominating and Governance Committee is independent (as defined by the Marketplace Rules of the NASDAQ Global Market). The Nominating and Governance Committee met five times during fiscal 2018. The Nominating and Governance Committee is responsible for establishing criteria for selecting new directors, identifying, screening and recruiting new directors, recommending nominees for director to the board of directors, and recommending to the board of directors the corporate governance policies for the Company.

Nominations for election as directors are determined by the board of directors after recommendation by the Nominating and Governance Committee. The Nominating and Governance Committee considers candidates for board membership suggested by its members, other board members, management and shareholders. Candidates who have been suggested by shareholders are evaluated in the same manner as other candidates. In addition to suggesting a candidate to the Nominating and Governance Committee, a shareholder may formally nominate a candidate for director by following the procedures for submission of proposals set forth in the section of this proxy statement entitled “Shareholder Proposals.” Board candidates are considered based upon their business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders as well as their personal character, integrity, foresight and judgment. The Nominating and Governance Committee further considers the diversity of a prospective director’s skills, specialized expertise, quality of education, global business experience and acumen. The Nominating and Governance Committee has periodically retained an executive search firm to identify and evaluate potential candidates for the board of directors. The full responsibilities of the Nominating and Governance Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. The Corporate Governance Guidelines of the Company are also posted on the Company’s website at www.kns.com.

Our Corporate Governance Guidelines regarding Terms and Retirement provides that "All directors must retire by the end of the quarter in which their 75th birthday occurs, unless a waiver of the retirement age for the director is recommended by the Nominating and Governance Committee and approved by the Board." Mr. Pierce will reach his 75th birthday during the fourth quarter of our fiscal year ending in 2019 and the Board has approved the waiver of his retirement age to September 2020. Mr. Bachman will reach his 75th birthday during the second quarter of our fiscal year ending in 2020.

The Committee is also responsible for conducting a self-assessment of the Board, overseeing committee self-assessments, reviewing committee memberships and the role of the committee Chairmen, and making recommendations to the full board on changes to process, practice and the roles for each director.

Code of Conduct
The board of directors has adopted a Code of Business Conduct providing a general ethical and legal framework for business practices and conduct which all employees, officers, and directors must adhere to. All Company employees are expected to use their common sense, act prudently and with clarity of intention, seek to avoid even the appearance of improper behavior in their daily interactions with colleagues and customers, suppliers and other business associates. The discussion of the Code of Conduct is available on the Company's website at www.kns.com. In addition, all employees are required to review and certify compliance with the Code of Conduct on an annual basis.
Code of Ethics
The board of directors has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s CEO, CFO, Principal Accounting Officer or Controller, and persons performing similar functions. The Company’s Code of Ethics for Senior Officers is available on the Company’s website at www.kns.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver of, a provision of its code of ethics by posting such information on its website at www.kns.com.
Shareholder Communications with Directors
The board of directors has implemented a process whereby shareholders may send communications directly to the board of directors’ attention. Any shareholder desiring to communicate with the board of directors, or one or more specific members thereof, should communicate in writing addressed in care of the Secretary of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034. The Secretary of the Company has been instructed by the board of directors to promptly forward all such communications to each director.
Management Development and Compensation Committee Interlocks and Insider Participation
No member of the Management Development and Compensation Committee (i) was, during fiscal 2018, or had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No interlocking relationship existed between any member of the Management Development and Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.
Certain Relationships and Related Transactions
Under its charter, the Audit Committee of the board of directors is responsible for reviewing any proposed related party transaction. The Audit Committee has adopted a policy generally prohibiting related party transactions. The types of transactions covered by the policy include payments for products or services to, or indebtedness to or from, related parties, as defined in Rule 404(a) of Regulation S-K under the Exchange Act. The Audit Committee has in the past approved transactions on a case-by-case basis, considering the specific facts and circumstances. No related party transactions described in Rule 404(a) were in place in fiscal 2018.
Security Ownership of Directors, Nominees and Executive Officers
The following table shows how many common shares of the Company were beneficially owned by the directors, nominees, named executive officers and all directors, nominees and executive officers as a group as of November 1, 2018. The named executive officers are the individuals listed in the Summary Compensation Table on page 27. To the knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to their beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, or the “Exchange Act”) of the shares identified in the table below, unless otherwise indicated. Each person below has an address of c/o 23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369.

Directors and Nominees	Amount (Number of Shares) of Beneficial Ownership(1)	Percent of Class
Brian R. Bachman	18,875	*
Fusen E. Chen	247,069	*
Chin Hu Lim	66,108	*
Peter T. Kong	46,437	*
Gregory F. Milzcik	55,482	*
Garrett E. Pierce	125,831	*
Mui Sung Yeo	65,556	*

Named Executive Officers Other Than Directors
Jonathan Chou	109,124	*
Chan Pin Chong	28,370	*
Hoang Huy Hoang	4,232	*
Irene Lee	90,686	*
Lester Wong	97,750	*

All directors, nominees and current executive officers as a group (15 persons)	1,223,637	1.8%

*	Less than 1.0%.

(1)	No shares are subject to outstanding options that are currently exercisable or exercisable within 60 days after November 1, 2018.
Director Resignation Policy
The board of directors has adopted a Director Resignation Policy which requires, in an uncontested election, that a director who receives more votes withheld or against his or her election than votes for shall promptly tender his or her written resignation offer to the Nominating & Governance Committee (the “Committee”) of the Board following certification of the shareholder vote from the meeting at which the election occurred. The Committee will promptly consider the director’s offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the Committee’s recommendation within 90 days following receipt of the recommendation. The Board’s decision shall be publicly disclosed in a Form 8-K within four business days of the decision, along with the rationale supporting the decision, if resignation is not accepted. No director shall participate in the vote on his or her own resignation.
Security Ownership of Certain Beneficial Owners
To the knowledge of the Company, the only person or group of persons (within the meaning of Section 13(d) of the Exchange Act) that owned beneficially more than 5% of the outstanding common shares of the Company as of November 1, 2018 was as follows:

Name and Address of Beneficial Owner	Amount (Number of Shares) and Nature of Beneficial Ownership	Percent of Class
LSV Asset Management (1) 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	3,587,880	5.1%
Royce & Associates, LLP (2) 745 Fifth Avenue New York, NY 10151	3,631,996	5.1%
Black Rock, Inc. (3) 55 East 52nd Street New York, NY 10055	5,699,317	8.1%
Dimensional Fund Advisors LP (4) Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746	5,976,393	8.5%

(1)
Based solely on the information provided pursuant to a statement on Schedule 13G filed with the SEC on February 13, 2018 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 1,848,931 shares and sole dispositive power over 3,587,880 shares.

(2)
Based solely on the information provided pursuant to a statement on Schedule 13G filed with the SEC on January 22, 2018 (amounts may have changed since that date). The shareholder reported that it has sole voting and dispositive power over 3,631,996 shares.

(3)
Based solely on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on January 25, 2018 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 5,611,363 shares and sole dispositive power over 5,699,317 shares.

(4)
Based solely on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on February 9, 2018 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 5,744,441 shares and sole dispositive power over 5,976,393 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s outstanding common shares, whom the Company refers to collectively as the “reporting persons,” to file reports of ownership and changes in ownership with the SEC, and to furnish the Company with copies of these reports.
Based solely on the Company’s review of the copies of these reports received by it and written representations received from certain of the reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all such filings required to be made by the reporting persons for the fiscal year ended September 29, 2018 were made on a timely basis.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of Company’s board of directors has submitted the following report for inclusion in this Proxy Statement:
Our Committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion & Analysis, our Committee has recommended to the board of directors that the Compensation Discussion & Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2018 for filing with the SEC.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

MUI SUNG YEO, CHAIRPERSON
PETER T. KONG
CHIN HU LIM

REPORT OF THE AUDIT COMMITTEE
The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent registered public accountants, and appoint the independent registered public accountants. The board of directors has determined that each member of the Audit Committee is independent (as defined in the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act), has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and is able to read and understand fundamental financial statements. During fiscal 2018, the Audit Committee consisted of Garrett E. Pierce, Gregory F. Milzcik, Mui Sung Yeo, and Brian R. Bachman. The board of directors has determined each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC.
The Company retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal 2018. During fiscal 2018, the Audit Committee met with the senior members of the Company’s management team and PwC. The Audit Committee also met separately with PwC and with the Company’s Interim CFO & General Counsel, and Internal Audit Director. At these meetings, the Audit Committee discussed financial management, accounting, internal controls and legal and compliance matters.
The Audit Committee reviewed and discussed the audited financial statements included in the Company’s 2018 Annual Report to Shareholders with the Company’s management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, as well as in Management’s Discussion & Analysis of Results of Operations and Financial Condition. In addressing the reasonableness of management’s accounting judgments, members of the Audit Committee asked for and received management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and independent registered public accountants their general preference for conservative policies when a range of accounting options is available.
In its meeting with representatives of PwC, the Audit Committee asked for and received responses to questions that the Audit Committee believes are particularly relevant to its oversight. These questions included (i) whether there were any significant accounting judgments made by management in preparing the financial statements; (ii) whether, based on the auditors’ experience and their knowledge of the Company, the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls and internal audit procedures that are appropriate for the Company.
The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board. The Audit Committee also reviewed the written disclosures and the letter from PwC required by applicable rules of the Public Company Accounting Oversight Board regarding accountants’ communications with audit committees concerning independence, and has discussed with PwC their independence, and concluded that the nonaudit services performed by PwC are compatible with maintaining their independence.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports, and (ii) the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles and perform an audit and express an opinion on the effectiveness of internal control over financial reporting.
Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2018, filed with the SEC on November 20, 2018.

AUDIT COMMITTEE
GREGORY F. MILZCIK, CHAIRMAN
GARRETT E. PIERCE
MUI SUNG YEO
BRIAN R. BACHMAN

AUDIT AND RELATED FEES
For the fiscal years ended September 29, 2018 and September 30, 2017, PwC billed the fees set forth below:

	2018	2017
Audit Fees	$2,174,210	$1,292,500
Audit-Related Fees	$—	$6,000
Tax Fees	$382,700	$1,002,500
All Other Fees	$2,970	$3,000
Audit Fees
The aggregate fees billed to the Company by PwC during fiscal 2018 for the performance of the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and assistance and review of documents filed with the SEC, including the issuance of consents, was $2,174,210. The aggregate fees billed to the Company by PwC for the performance of such matters for fiscal 2017 was $1,292,500.
Audit-Related Fees
The aggregate audit-related fees billed to the Company by PwC during fiscal 2017 were primarily related to agreed-upon procedures reports. No audit-related fee was billed to the Company by PwC during fiscal 2018 for similar work.
Tax Fees
The aggregate tax fees billed to the Company by PwC during fiscal 2018 consist of fees for tax planning, tax compliance and other tax services. The following details these fees for fiscal 2018 and fiscal 2017:

	2018	2017
Tax Planning and Advisory Services - Strategic International Restructuring (non-recurring)	$—	$475,000
Tax Compliance Services	$76,700	$95,000
Other Tax Services	$306,000	$432,500
Total Tax Fees	$382,700	$1,002,500
In engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as their institutional knowledge of our operations. As such, we determined that the engagement of PwC would ensure efficient and quality advice, pertinent to our business and consistent with our overall business strategy. The Audit Committee also discussed and determined that PwC’s performance of the tax services would not impair its independence.
All Other Fees
The aggregate fees of $2,970 and $3,000 billed to the Company by PwC during fiscal 2018 and 2017, respectively, were related to accounting research software.
The Audit Committee has determined that the services provided by PwC as set forth herein are compatible with maintaining their independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless, (i) the service and the related fee are specifically approved in advance by the Audit Committee or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. No fees were paid to the Company’s independent registered public accounting firm in fiscal 2018 that were not pre-approved in accordance with the Audit Committee’s policies and procedures.

SHAREHOLDER PROPOSALS
Proposals, including any nominations for director, which shareholders desire to have included in the Company’s proxy statement for the annual meeting of shareholders in 2020, pursuant to Exchange Act Regulation 14a-8, must be addressed to the Secretary of the Company and received by the Company on or before September 20, 2019.

Our By-laws establish a deadline for submission of shareholder proposals for the annual meeting, including any nominations for director, that are not intended to be included in the Company’s proxy statement. For the 2020 annual meeting, these proposals and nominations must be received in writing on or after October 30, 2019, but no later than November 29, 2019, and must satisfy certain other requirements set forth in our By-laws. Any director candidate nominated by a shareholder for election at the 2020 annual meeting will not be eligible for election unless the shareholder proposing the nominee has provided timely notice of the nomination and complied with the other applicable requirements set forth in our By-laws.

OTHER MATTERS
The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.
Although the Company knows of no items of business which will be presented at the annual meeting other than those described herein, the proxies solicited by the board will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s annual meeting. The Company received no notice of any shareholder proposal by such date (which was December 11, 2018).
As permitted by the Exchange Act, the Company may choose to deliver only one copy of the Notice to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of such documents. Shareholders residing at the same address who currently receive multiple copies of the Notice, may request delivery of only one copy of the Notice by directing a notice to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling the Investor Relations Department at (215) 784-6000. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.
The Company, upon request, will furnish to record and beneficial holders of its common shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 2018. Copies of exhibits to the Form 10-K also will be furnished upon request for a payment of a fee of $.50 per page. All requests should be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.
Electronic copies of the Company’s fiscal 2018 Annual Report to Shareholders, Form 10-K and proxy statement will be available on the Company’s website at:
http://investor.kns.com/financials.cfm
The Company is not including the information contained on its website as a part of, or incorporating it by reference into, this proxy statement.

By Order of the Board of Directors

SUSAN WATERS
January 18, 2019	Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the Sunday before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you wish to exercise cumulative voting rights in the election of directors, you must vote in person or by mail.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the Sunday before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E55062-P14759-Z73465

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KULICKE & SOFFA INDUSTRIES, INC.

The Board of Directors recommends a vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors to serve until the 2023 Annual Meeting.	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Dr. Fusen E. Chen
02) Mr. Gregory F. Milzcik

The Board of Directors recommends a vote FOR proposals 2. and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date